Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

By and Among

ABODE PARENT, LLC,

ABODE MERGER SUB, INC.

and

ADT INC.

Dated as of October 29, 2026

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page
Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

-iv-

This AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2026 (this “Agreement”), is by and among Abode Parent, LLC, a Delaware limited liability company (“Parent”), Abode Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ADT Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of common stock of the Company, par value $0.01 per share (the “Common Stock”), and each share of Class B Common Stock of the Company, par value $0.01 per share (the “Class B Common Stock” and, together with the Common Stock, the “Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger, (ii) approved this Agreement and the consummation of the Merger, (iii) recommended that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company entitled to vote for adoption;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, that Parent enter into this Agreement and consummate the Transactions and (ii) approved this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) approved this Agreement and the consummation of the Transactions, including the Merger, (iii) recommended that the sole stockholder of Merger Sub entitled to vote adopt this Agreement and (iv) directed that this Agreement be submitted for consideration at a meeting or by unanimous written consent of the sole stockholder of Merger Sub;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement and the consummation by Merger Sub of the Transactions by written consent in accordance with the provisions of the DGCL immediately following the execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thrive Holdings (the “Equity Commitment Party”) has entered into and delivered the Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Commitment Party (in such capacity, the “Guarantor”) has entered into and delivered the Guarantee with respect to the obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the second Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cravath, Swaine & Moore LLP, 375 Ninth Avenue, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company; provided that, the Closing shall not occur prior to the third Business Day following the final day of the Marketing Period (or such other Business Day prior to the final day of the Marketing Period as specified by Parent in its sole discretion on no fewer than three Business Days’ notice to the Company (unless a shorter period shall be agreed to by the Company and Parent)) (subject to the satisfaction or waiver of the conditions set forth in Article VI as of such date). The date on which the Closing occurs is herein referred to as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date after or concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any Company Common Stock or any shares of capital stock of Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

(b) Subject to Section 5.06, the parties shall take the actions necessary so that, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

SECTION 1.06. Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified, subject, however, to such director’s earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified, subject, however, to such officer’s earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Shares of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $10.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

SECTION 2.02. Exchange Matters.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration, other than any amounts payable in respect of each Equity-Based Award in accordance with Section 2.04 (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent, including in (i) short-term direct obligations of the United States of America (“U.S.”) or

(ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein and any interest earned thereon shall be paid to the Surviving Corporation.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate or Book-Entry Shares representing (A) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate or such Book-Entry Shares, as applicable, shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(d))) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date and (y) instructions for use in effecting the surrender of such Share Certificate or such Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), and either (A) surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof) in accordance with Section 2.02(d) or (B) transfer of Book-Entry Shares not held through DTC by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares, and the Share Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share (other than a Share Certificate or Book-Entry Shares representing (A) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) held, directly or indirectly, through DTC shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 2.02.

(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Share Certificate is registered have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Other than amounts that are treated as compensatory for U.S. federal income tax purposes, Parent and the Company shall use commercially reasonable efforts to cooperate to reduce or eliminate any such deduction and withholding, including by soliciting any Tax forms requested by any other party hereto that are necessary to establish any exemption from, or reduction of, such deduction or withholding.

SECTION 2.03. Treatment of Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required to provide for the following:

(a) Each vested Company Stock Option outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such vested Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such vested Company Stock Option. Any Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Each unvested Company Stock Option outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and converted into the contingent right to receive an amount in cash, without interest (a “Contingent Cash Award”), equal to the product of (i) the number of shares of Company Common Stock subject to such unvested Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such unvested Company Stock Option. Each such Contingent Cash Award shall have the same terms and conditions (including service-based vesting conditions) that applied to the corresponding unvested Company Stock Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the Transactions or administrative or ministerial changes. Any unvested Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(c) Notwithstanding anything in this Agreement to the contrary, each Company RSU outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled and converted into a Contingent Cash Award with respect to an amount equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (assuming solely for purposes of computing the target amount of cash pursuant to performance-based vesting conditions, the attainment of all applicable performance goals at target), with the same terms and conditions (including service- and/or performance-based vesting conditions) that applied to the corresponding Company RSU immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or administrative or ministerial changes.

SECTION 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable as of the Effective Time pursuant to this Article II in respect of Equity-Based Awards shall be paid as promptly as reasonably practicable after the Effective Time, but in no event later than five Business Days following the Effective Time, by the Surviving Corporation or any of its Subsidiaries through their payroll systems, less applicable Tax withholdings, to the holders of the Equity-Based Awards; provided, however, that to the extent that any such amounts relate to an Equity-Based Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Equity-Based Award and that will not trigger a Tax or penalty under Section 409A of the Code. Any amounts payable following the Effective Time in respect of any portion of a Contingent Cash Award that vests shall be paid by the Surviving Corporation or any of its Subsidiaries through their payroll systems, less applicable Tax withholdings, no later than the second regularly scheduled payroll date following the date on which such portion vests.

SECTION 2.05. Adjustments. If between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

SECTION 2.06. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that, if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (and any withdrawals or attempted withdrawals of such demands) as well as copies of any instruments, notices or demands served pursuant to Section 262 of the DGCL. Parent shall have the right to participate in, and, after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands or notices, waive any failures or approve any withdrawal of any such demands or notices or propose or otherwise agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or offer to settle or compromise (or actually settle or compromise) any such demands or notices.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection); provided, however, that only items disclosed on Sections 3.02(a), 3.02(b) and 3.06(b) of the Company Disclosure Letter shall be deemed disclosed with respect to Sections 3.02(a), 3.02(b) and 3.06(b), as applicable, or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC from and after the Lookback Date by the Company and publicly available on the SEC’s EDGAR system prior to the execution of this Agreement (the “Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; provided, that nothing in the Filed SEC Documents shall be deemed to be disclosures against Sections 3.02(a), 3.02(b) and 3.06(b).

SECTION 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and each of it and its Subsidiaries has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation by the Company of the Merger in accordance with the terms hereof. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation by the Company of the Merger in accordance with the terms hereof. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business, and is in good standing

(where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the organizational documents of each of the Company’s Subsidiaries have been made available to Parent prior to the date of this Agreement. No Subsidiary of the Company is in violation in any material respect of its organizational documents.

SECTION 3.02. Capitalization. (a) The authorized shares of the Company consist of 4,100,000,000 shares of capital stock, of which (i) 3,999,000,000 shares are Common Stock, (ii) 100,000,000 shares are Class B Common Stock and (iii) 1,000,000 shares are preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on October 26, 2026 (the “Capitalization Date”), 675,786,587 shares of Common Stock were issued and outstanding, 54,744,525 shares of Class B Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of the Capitalization Date, 96,427,056 shares of Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (1) 10,969,717 shares of Common Stock were subject to outstanding Company RSUs solely subject to time-based vesting, (2) 4,462,054 shares of Common Stock were subject to Company RSUs subject to performance-based vesting, assuming full achievement of the applicable performance conditions, and (3) 43,327,058 shares of Common Stock were subject to outstanding Company Stock Options having a weighted average exercise price of $8.22. From the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than pursuant to the vesting or settlement of Company RSUs and Company Stock Options. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, puts, stock appreciation rights, “phantom” stock rights, profit participation or similar equity based rights or other commitments, agreements or Contracts to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs and Company Stock Options), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock.

(c) None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(d) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Liens and transfer restrictions, except for Permitted Liens and other Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, and there are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary.

(e) Section 3.02(e) of the Company Disclosure Letter sets forth a true and complete list as of the Capitalization Date of all outstanding Equity-Based Awards, including with respect to each such award, as applicable, (i) the holder thereof, (ii) the number of shares of Common Stock subject thereto (with respect to any Company RSUs, assuming target and full achievement of the applicable performance conditions), (iii) any dividend equivalents credited in respect of such Equity-Based Award, (iv) in the case of any Company Stock Options, the exercise price and any early exercise feature (as applicable) and expiration date, (v) the date of grant, (vi) the vesting schedule and current vesting status and (vii) in the case of Company Stock Options, whether such Equity-Based Award is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.

SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company) are true and correct, the consummation by it of the Merger, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the provisions of the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) determining that it is in the best interests of the Company and the stockholders of the Company, and declaring it advisable, that the Company enter into this Agreement and consummate the Merger, (ii) approving this Agreement and the consummation of the Merger, (iii) making the Company Board Recommendation and (iv) directing that this Agreement be submitted to the stockholders of the Company entitled to vote for adoption.

(c) Assuming the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company) are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, entitled to vote thereon (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement.

(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under (or a Default or an Event of Default (as defined in the applicable Indenture) under any Indenture) or create a right of termination or acceleration of any of the terms or provisions of any Material Contract or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation by the Company of the Merger in accordance with the terms hereof.

SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the provisions of the DGCL, (d) filings required under, and compliance with other applicable requirements of the HSR Act, and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation by the Company of the Merger in accordance with the terms hereof.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, in each case, since January 1, 2024 (the “Lookback Date”) (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement with respect to the portions that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no material outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement, with respect to the consolidated financial statements that are amended, supplemented or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and absence of footnote disclosure permitted by GAAP, none of which, individually or in the aggregate, is material to the Company and its consolidated Subsidiaries, taken as a whole).

(c) Neither the Company nor any of its consolidated Subsidiaries has any liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except liabilities (i) reflected or reserved against on the face of the consolidated balance sheet (or indicated in the notes thereto) of the Company as of June 30, 2026 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract, tort, misappropriation, or infringement), (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) reasonably designed to meet the requirements of Rule 13a-15 under the Exchange Act. From the Lookback Date to the date of this Agreement, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.

(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.

(f) There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries) that have not been so described in the Company SEC Documents.

SECTION 3.06. Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Balance Sheet Date through the date of this Agreement, there has not been, individually or in the aggregate, any Material Adverse Effect.

(c) Since the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (ii) (redemptions, purchases or other acquisitions of equity interests), (vi) (hedging transactions), (vii) (loans, capital contributions or advances), (viii) (sales/dispositions), (xi) (acquisitions), or (xiii) (accounting changes) of Section 5.01(b) (or Section 5.01(b)(xxiii) with respect to any of the foregoing).

SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Lookback Date, there has been no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, charge, complaint, audit, inquiry, litigation, investigation, suit, arbitration or action before or by any Governmental Authority (an “Action”) by or against the Company or any of its Subsidiaries or any of their respective directors or officers (in their capacity as such), or (b) outstanding order, judgment, injunction, directive, determination, ruling, writ, award or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 3.08. Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and have been since the Lookback Date, (i) in compliance with all local, foreign, state or federal laws (including common law), statutes, ordinances, codes, rules, acts, orders or regulations (“Laws”) or Judgments, applicable to the Company or any of its Subsidiaries, and (ii) not in receipt from any Governmental Authority of any written or, to the Knowledge of the Company, oral notice or communication of any non-compliance with any such Laws or Judgments, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are, and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and have been since the Lookback Date, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption or money laundering or any other applicable Anti-Corruption Laws including Sanctions.

SECTION 3.09. Tax Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true and complete.

(ii) All Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP, except for Taxes being contested in good faith by appropriate proceedings.

(iii) Neither the Company nor any of its Subsidiaries has received written notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes.

(iv) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(v) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company or an Affiliate of the Company).

(vi) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(vii) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(viii) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 3.09) shall be construed as providing a representation or warranty with respect to Tax assets, or the existence, amount, availability or usability of, or limitations on any Tax attribute (including net operating loss carryforwards), in each case with respect to the Company or any of its Subsidiaries.

SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS and the most recent actuarial valuation or similar report and (iii) each insurance or group annuity contract or other funding vehicle.

(b) Each Company Plan has been administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status. There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 3.10(d) of the Company Disclosure Letter. With respect to any Company Multiemployer Plan, (i) neither the Company nor any Company ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time, individually or in the aggregate, would not have a Material Adverse Effect.

(e) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).

(f) Except as set forth in this Agreement, the consummation of the Merger will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries under any material Company Plan, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any material Company Plan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any material Company Plan on or following the Effective Time or (iv) result in any payment that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Company Plan to gross up or indemnify any Person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.

SECTION 3.11. Labor Matters. (a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement, excluding any national, industry or similar generally applicable Contract or arrangement. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened labor strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are, and have been since the Lookback Date, in compliance with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, employment equality, human rights, pay equity and workers’ compensation, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Since the Lookback Date through the date of this Agreement, (i) none of the Company and its Subsidiaries have received or been involved in or been subject to any material written complaints, allegations, claims or Actions, or to the Knowledge of the Company, unwritten formal allegations or complaints, relating to alleged or actual sexual harassment by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and (ii) none of the Company or its Subsidiaries have entered into a settlement Contract with any employee of the Company or any other Person that involves material allegations of sexual harassment by any employee of the Company or its Subsidiaries at or above the level of senior vice president.

SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and have been since the Lookback Date, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since the Lookback Date alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and each of its Subsidiaries possess and are, and have been since the Lookback Date, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (d) neither the Company nor any of its Subsidiaries is conducting or funding any cleanup or other remedial activities pursuant to Environmental Laws as a result of any release, spill or disposal of any Hazardous Substances at, in or under any real property owned or leased by the Company or any of its Subsidiaries.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all material Registered Company Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries own the Registered Company Intellectual Property free and clear of any Liens (other than Permitted Liens) and (ii) the Registered Company Intellectual Property is subsisting, and, to the extent issued or registered, valid and enforceable.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries exclusively owns the Registered Company Intellectual Property and is licensed or otherwise has the right to use all other Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement; provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d) and Section 3.13(e).

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to protect the confidentiality of Trade Secrets included in the Owned Company Intellectual Property.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all current and former employees and other service providers of the Company and its Subsidiaries who have developed within the scope of their employment any Owned Company Intellectual Property have entered into appropriate assignment agreements, presently assigning all of their right, title and interest in any such Owned Company Intellectual Property to the Company or any of its Subsidiaries, or all such right, title and interest has vested in the Company or one of its Subsidiaries by operation of law.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no adverse third-party Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the operation of the business of the Company or any of its Subsidiaries is infringing, violating or misappropriating, the Intellectual Property of any other Person.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, since the Lookback Date, (i) no Person has infringed, violated or misappropriated the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries has not misappropriated, violated or infringed the Intellectual Property of any other Person.

SECTION 3.14. Data Privacy and Technology; Information Security. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries (i) have been in compliance with all applicable Privacy Laws and the publicly posted written policies of the Company and its Subsidiaries relating to privacy, data protection, data security or privacy breach notification and Personal Information, (ii) have not received written notice of any Action with respect to their compliance with applicable Privacy Laws and (iii) have not been legally required to provide any notices to Governmental Authorities, data owners or individuals in connection with a loss or disclosure of, or unauthorized access to or processing of, Personal Information. Since the Lookback Date, the Company and its Subsidiaries have used commercially reasonable measures aimed to protect and maintain the privacy and security of Personal Information within the possession or control of, or otherwise processed by or for, the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since the Lookback Date, (i) the Company and its Subsidiaries have used commercially reasonable efforts to implement procedures aimed to protect and maintain the performance and security of the Company IT Assets, (ii) the Company IT Assets have not failed or, to the Knowledge of the Company, been subject to any breach or unauthorized access by any third party and, to the Knowledge of the Company, the data that they process has not been corrupted or compromised during the same period and (iii) neither the Company nor any of its Subsidiaries has received any written notice or complaint from any third party or any Governmental Authority relating to incidents of breaches or unauthorized access of the Company IT Assets or any Personal Information.

SECTION 3.15. Property. (a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the street address of each Owned Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens) and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending Actions in eminent domain, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Owned Real Property.

(b) Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the street address of each Leased Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Liens (other than Permitted Liens) and each such Company Lease is valid, binding and in full force and effect, subject to the terms of the applicable Company Lease, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending Actions in eminent domain, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Leased Real Property.

(c) The Owned Real Property and the Leased Real Property comprise all of the material real property currently used in, or otherwise related to, the business of the Company.

SECTION 3.16. Contracts. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan, any Company Multiemployer Plan and any Collective Bargaining Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, whether executed on, prior to, or after the date of this Agreement, that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, strategic alliance, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries;

(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $25 million or requiring repayment at the Closing, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, in each case of this clause (B), in amounts that do not exceed $2 million individually or $5 million in the aggregate or (C) ordinary course hedging, swap and other derivative arrangements entered into for non-speculative risk management purposes, in each case of this clause (C), in amounts that do not exceed $20 million;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $20 million that was entered into after the Lookback Date, excluding (x) acquisitions or dispositions in the ordinary course of business, (y) acquisitions or dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) repurchases by the Company of Company Common Stock;

(v) is a Company Lease that obligates the Company to make base rental payments in excess of $2 million per annum;

(vi) includes remaining obligations for the Company to make any capital expenditure in an amount in excess of $20 million in any calendar year;

(vii) is a Contract that is with any Governmental Authority where (A) the Governmental Authority is the customer and (B) the Contract is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) contains provisions that (x) prohibit in a material respect the Company or any of its Subsidiaries from competing in or conducting any line of business, restrict the use or enforcement of any material Owned Company Intellectual Property or grant a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering into any business or any geographic territory or (y) grant any rights of first refusal, first negotiation, or “most favored nation” or similar rights to any third party, in each case, other than (A) Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 180 days’ notice without payment by the Company or any of its Subsidiaries of any penalty, (B) non-exclusive license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use and (C) Contracts pertaining to real property;

(ix) is a settlement agreement pursuant to which the Company or any of its Subsidiaries has material continuing obligations or involves the payment of more than $5 million;

(x) grants any third party the right to use any material Owned Company Intellectual Property, or grants the Company or any of its Subsidiaries the right to use any Intellectual Property owned by a third party that is material to the Company and its Subsidiaries, taken as a whole, other than (A) non-disclosure and confidentiality agreements, (B) Contracts for any off-the-shelf, or other software commercially available on generally standard terms and conditions (including shrink wrap or click wrap agreements), (C) Contracts granting non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (D) Contracts in which the grant of rights to Intellectual Property is incidental or ancillary to the primary purpose of such Contract;

(xi) is a Contract with an authorized dealer for the Company or any of its Subsidiaries pursuant to which more than $3 million of revenue was generated for the year ended December 31, 2025;

(xii) requires aggregate payments by the Company or any of its Subsidiaries in excess of $20 million in any twelve-month period; or

(xiii) any agreement with a Top Vendor.

(b) Except (x) with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced or (y) as would not, individually or in the aggregate, have a Material Adverse Effect, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default under any Material Contract nor are there events or conditions which constitute a breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iv) to the Knowledge of the Company, no counterparty under any Material Contract intends to terminate or adversely amend such Material Contract or is in breach or default thereof and there is not any material Action with the counterparty in respect of any Material Contract.

(c) As of the date of this Agreement, the Company has made available to Parent true and complete copies of the Material Contracts.

SECTION 3.17. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) as of the date of this Agreement, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies and (e) all premiums due and payable thereon have been paid in full.

SECTION 3.18. No Rights Agreement; Anti-Takeover Provisions. (a) As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company), as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Merger.

SECTION 3.19. Opinion of Financial Advisors. (a) The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Citigroup Global Markets Inc. (“Citi”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by Citi in connection with the opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(b) The Board of Directors of the Company has also received the written opinion (or an oral opinion to be confirmed in writing) of Goldman Sachs & Co. LLC (“Goldman Sachs”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by Goldman Sachs in connection with the opinion, the $10.00 in cash per share to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders of Company Common Stock, taken in the aggregate. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

SECTION 3.20. Brokers and Other Advisors. Except for Citi and Goldman Sachs, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Merger or following the Closing based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent the aggregate amount of and the means to calculate such fees and expenses payable to such advisors.

SECTION 3.21. Top Vendors. Section 3.21 of the Company Disclosure Letter sets forth the names of the top 10 vendors (excluding legal, accounting, tax and similar professional service providers) (the “Top Vendors”) of the Company and its Subsidiaries, taken as a whole, based on the aggregate dollar value of purchases made by the Company and its Subsidiaries from such vendor, in each case for the 12 months ended December 31, 2025.

SECTION 3.22. No Other Representations or Warranties. Except for the express representations and warranties made by the Company in this Article III or in any certificate delivered by the Company pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) have made or is making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any of their Affiliates or respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their Affiliates or respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their Affiliates or respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their Affiliates or respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent or Merger Sub or any of their Affiliates or respective Representatives with respect to (x) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (y) except for the express representations and warranties made by the Company in this Article III and any certificate delivered by the Company pursuant to this Agreement, any oral, written, video, electronic or other information presented to Parent or Merger Sub or any of their Affiliates or respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.01. Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The sole member of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the consummation of the Transactions are advisable and

(iii) directing that this Agreement be submitted for consideration at a meeting or by unanimous written consent of Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement (which approval shall be provided for by the written consent of Parent) immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub with respect to this Agreement or the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of any national securities exchange, as applicable, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the provisions of the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions or those incident to its formation and will have no liabilities other than those contemplated by this Agreement.

SECTION 4.05. Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true and complete copies of (i) the executed Backstop Commitment Letter and Syndicated Commitment Letter, in each case, dated as of the date of this Agreement, from the Debt Financing Sources party thereto (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms of this Agreement, including all annexes, exhibits, schedules and other attachments thereto, each a “Debt Commitment Letter” and collectively, the “Debt Commitment Letters”; provided that (x) in the event that the Backstop Trigger Event does not occur, the term “Debt Commitment Letter” shall refer to each of the Backstop Commitment Letter and the Syndicated Commitment Letter, in each case, to the extent then in effect and until such time that the Backstop Commitment Letter is terminated in accordance with its terms and (y) on and after the occurrence of the Backstop Trigger Event, the term “Debt Commitment Letter” shall refer to solely the Backstop Commitment Letter), pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide debt financing of the type contemplated in the Backstop Commitment Letter or Syndicated Commitment Letter, as applicable, to Parent in the aggregate amounts set forth therein for the purposes of funding a portion of the Financing Uses (and references herein to “Debt Financing” shall refer to the financing of the type referred to in each of the Backstop Commitment Letter and/or Syndicated Commitment Letter as the context may require), (ii) an executed preferred equity commitment letter, dated as of the date of this Agreement, from the Preferred Financing Sources party thereto, as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms of this Agreement, including all annexes, exhibits, schedules and other attachments thereto (the “Preferred Commitment Letter”), pursuant to which the Preferred Financing Sources have committed, subject to the terms and conditions set forth therein, to provide preferred equity financing to Parent (or its Affiliate) in the aggregate amount set forth therein for the purposes of funding a portion of the Financing Uses (the “Preferred Financing”) and (iii) the executed equity commitment letter, dated as of the date of this Agreement, from the Equity Commitment Party, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter and the Preferred Commitment Letter, the “Commitment Letters”), pursuant to which the Equity Commitment Party has committed, subject to the terms and conditions set forth therein, to provide equity financing to Parent in the aggregate amount set forth therein for the purposes of funding a portion of the Financing Uses (the “Equity Financing” and, together with the Debt Financing and Preferred Financing, the “Financing”).

(b) As of the date of this Agreement, Parent has also delivered to the Company true, correct and complete copies of each fee letter executed by Parent (or its Affiliate) in connection with the Debt Financing and the Preferred Financing referred to in each applicable Debt Commitment Letter and the Preferred Commitment Letter, respectively (collectively, the “Fee Letters”), subject, in the case of each Fee Letter, each Debt Commitment Letter and the Preferred Commitment Letter, to redaction solely of fee amounts and the economic, financial, dollar and ratio terms (including related dates) of any “market flex”, “structure flex” or “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted in debt commitment letters, preferred equity commitment letters and fee letters delivered to sellers in connection with transactions of this type, which such redactions shall be made in a manner customary for transactions of this type; provided that no such redactions shall cover terms that would (i) reduce the amount of the Debt Financing or the Preferred Financing below the amount required to satisfy the Financing Uses on the Closing Date (after taking into consideration the amount of the Available Funding Amounts), (ii) impose any new condition or contingency or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or the Preferred Financing on the Closing Date or (iii) adversely affect the availability of the Debt Financing or the Preferred Financing.

(c) As of the date of this Agreement, (i) none of the Commitment Letters or the Fee Letters, in the form delivered to the Company, have been amended, supplemented or modified, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add Debt Financing Sources who had not executed the Debt Commitment Letters as of the date of this Agreement or to give effect to any “market flex”, “structure flex” or “securities demand” provisions in the Fee Letters), and (iii) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated (other than as expressly contemplated by clauses (iii), (iv) and (v) of the last sentence of Section 5.14(f)). Except for the Fee Letters and customary engagement letters and fee credit letters with respect to the Debt Financing and the Preferred Financing (none of which (x) imposes any new condition or contingency or otherwise adversely amends, modifies or expands any conditions precedent to the Debt Financing or the Preferred Financing or (y) adversely affects the enforceability, availability or termination of the Debt Financing or the Preferred Financing), there are no side letters, Contracts or other arrangements or understandings to which Parent, Merger Sub or any of their Affiliates is a party related to the funding or investing, as applicable, of the Financing or the other Transactions, in each case, other than as expressly set forth in or contemplated by the Commitment Letters and Fee Letters delivered to the Company on or prior to the date of this Agreement, that would (i) reduce the amount of the Debt Financing or the Preferred Financing below the amount required to satisfy the Financing Uses on the Closing Date (after taking into consideration the Available Funding Amounts) or (ii) have the effect set forth in either clause (x) or clause (y) above.

(d) As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letters or the Fee Letters that are payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letters or the Fee Letters, and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid pursuant to the terms relating to the Debt Financing and the Preferred Financing as and when they become due and payable prior to the Closing Date.

(e) As of the date of this Agreement, each of the Debt Commitment Letters, the Preferred Commitment Letter and the Equity Commitment Letter is in full force and effect and constitutes legal, valid, binding and enforceable obligations of each party thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding, availability or investing, as applicable, of the full amount of the Financing required to satisfy the Financing Uses on the Closing Date (including pursuant to any “market flex” provisions in any fee letters), other than those expressly set forth in the Commitment Letters or the Fee Letters. Assuming satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters or (iii) result in any portion of the Financing being unavailable on the Closing Date (other than, to the extent that the Backstop Trigger Event does not occur, the replacement of the Backstop Commitment Letter (other than the commitments thereunder that backstop the Receivables Facility, but subject to clause (v) of the last sentence of Section 5.14(f))with the Syndicated Commitment Letter as permitted herein). Assuming satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, as of the date of this Agreement, Parent has no reason to believe that it or any other party to the Commitment Letters will be unable to satisfy on a timely basis any applicable term or condition thereof, that the conditions thereto will not otherwise be satisfied on the Closing Date or that the Financing required to satisfy the Financing Uses on the Closing Date will not be available in full on or prior to the Closing Date. Parent and Merger Sub will have on the Closing Date, together with the Available Funding Amounts, funds sufficient to (i) pay the aggregate Merger Consideration and the other payments under Article II payable at the Closing, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Merger and the Financing, (iii) prepay, repay or redeem, as appropriate, any outstanding indebtedness of the Company or its Subsidiaries required under this Agreement to be prepaid, repaid or redeemed in connection with the Transactions at the Closing and (iv) satisfy all of the other payment obligations of Parent and Merger Sub required at the Closing (clauses (i) through (iv), the “Financing Uses”). In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their Affiliates or any other financing transaction be a condition to any obligation of Parent or Merger Sub hereunder.

(f) In the case of the Debt Financing and Debt Commitment Letter referred to in this Agreement, (i) for purposes of determining the sufficiency of the Debt Financing under this Agreement (including this Section 4.05), (x) (1) unless and until the Backstop Commitment Letter has been terminated and replaced in accordance with its terms (notice of which will be promptly provided to the Company) as a result of the Debt Financing Sources (which, in the case of any such Debt Financing Source that is not a party to the Syndicated Commitment Letter as of the date hereof, shall be an Approved Financing Source) having committed to provide the aggregate amount of the Debt Financing contemplated by the Syndicated Commitment Letter in an amount (when taken together with the aggregate amount of commitments under the Backstop Commitment Letter that backstop the Receivables Facility and that remain outstanding if the Backstop Trigger Event does not occur) equal to 100% of the aggregate commitments under the

Backstop Commitment Letter as of the date hereof (as such commitments may be reduced or terminated from time to time in accordance with the terms of the Backstop Commitment Letter) (after taking into account the Available Funding Amounts) (the Syndicated Commitment Letter, at such time as such commitments thereunder have become effective in such amounts, the “Fully Committed Syndicated Commitment Letter”), and (2) at all times from and after the occurrence of the Backstop Trigger Event (if it occurs), in all such cases, the Backstop Commitment Letter shall be required to provide for Debt Financing sufficient (after taking into consideration the Available Funding Amounts) to pay the Financing Uses on the Closing Date and (y) if the Backstop Trigger Event does not occur, the Syndicated Commitment Letter shall be required to provide for Debt Financing sufficient (after taking into consideration the Available Funding Amounts and the commitments under the Backstop Commitment Letter that backstop the Receivables Facility and that remain outstanding if the Backstop Trigger Event does not occur) to pay the Financing Uses on the Closing Date, and (ii) any reference in this Agreement to the Debt Financing being funded (including in Section 8.08(b)) shall refer to the Debt Financing contemplated under each of the Backstop Commitment Letter or Fully Committed Syndicated Commitment Letter, in either case, as in effect at such time.

SECTION 4.06. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee, duly executed by the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee, if and when due under Section 7.03(b), any Enforcement Expenses payable pursuant to Section 7.03(c) (subject to the Enforcement Expenses Cap) and Financing Cooperation Expenses payable pursuant to Section 5.14(d) and Section 5.15(d) (subject to the Financing Cooperation Expenses Cap), in each case subject to the terms of this Agreement (the “Guarantee”). The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception and (c) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, breach or failure to satisfy a condition on the part of the Guarantor under the Guarantee. The Guarantor has, and at all times will have, access to sufficient cash, available lines of credit, capital commitments or other sources of immediately available funds to satisfy in full the full amount of its obligations under the Guarantee if and when due pursuant to the terms thereof. There are no side letters, contracts or other agreements, arrangements or understandings (whether oral or written) to which the Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party related to the Guarantee other than as expressly set forth in the Guarantee and the Commitment Letters, in each case as delivered to the Company on or prior to the date of this Agreement, that could adversely affect the conditionality, amount, timing, availability or termination of the Guarantee. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III, the performance in all material respects by the Company and its Subsidiaries of their obligations hereunder and the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, Parent has no reason to believe that any of the conditions to the Guarantor’s obligations under the Guarantee will not be satisfied on a timely basis or that the full amount of the Guarantee will not be available pursuant to the terms thereof.

SECTION 4.07. Solvency. Neither Parent nor Merger Sub is entering into this Agreement (and the Guarantor is not entering into the Guarantee) with the actual intent to hinder, delay or defraud any present or future creditors of the Company or any of its Subsidiaries. Assuming the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, the accuracy in all material respects of the representations and warranties of the Company set forth in Article III and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated by this Agreement or the Commitment Letters, the payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Equity-Based Awards under this Agreement) and the payment of all related fees and expenses, each of (x) Parent and (y) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of, and immediately following, the Effective Time and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or any combination thereof, to meet its obligations as they become due.

SECTION 4.08. Certain Arrangements. As of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors of the Company or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over).

SECTION 4.09. Brokers and Other Advisors. Other than Evercore Group L.L.C., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.10. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference therein.

SECTION 4.11. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority.

SECTION 4.12. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their Affiliates owns any shares of Company Common Stock or is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date of this Agreement.

SECTION 4.13. Foreign Person Status. Neither Parent nor Merger Sub is, or is acting on behalf of, a “foreign person”, as such term is defined in Section 721 of the Defense Production Act of 1950 (as amended, including all implementing regulations thereof, the “DPA”). None of Parent, Merger Sub or the Equity Commitment Party is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Parent, Merger Sub or the Equity Commitment Party to obtain any of the following with respect to the Company or any of its Subsidiaries: (a) access to any “material nonpublic technical information” (as such term is defined in the DPA) in the possession of the Company or any of its Subsidiaries; (b) membership or observer rights on, or the right to nominate an individual to a position on, the Board of Directors or equivalent governing body of the Company or any of its Subsidiaries; (c) any involvement, other than through voting of shares, in substantive decision-making of the Company or any of its Subsidiaries regarding (i) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by the Company or any of its Subsidiaries, (ii) the use, development, acquisition or release of any “critical technologies” (as such term is defined in the DPA) or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA); or (d) “control” (as such term is defined in the DPA) of the Company or any of its Subsidiaries.

SECTION 4.14. No Other Company Representations or Warranties. Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the express representations and warranties made by the Company in Article III or in any certificate delivered by the Company pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any of their Affiliates or respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their Affiliates or respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their Affiliates or respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their Affiliates or respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, Merger Sub and their Affiliates and respective Representatives have relied on the results of their own independent investigation and have not relied on any express or implied representations or warranties other than those expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Section 4.14 shall affect, modify or otherwise limit any Action for Fraud.

SECTION 4.15. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement, Parent, Merger Sub, their Affiliates and respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement, any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, to (i) preserve its and each of its Subsidiaries’ current business organizations substantially intact, (ii) retain the services of its and their respective officers and key employees and (iii) preserve its and each of its Subsidiaries’ material business relationships; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01(b) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned; provided, that any consent with respect to

Section 5.01(b)(i) (issuances of capital stock), (ii) (redemptions, purchases or other acquisitions of equity interests), (iii) (dividends or distributions), (iv) (splits, combinations and reclassifications of capital stock), (v) (indebtedness), (vi) (hedging transactions), (vii) (sales/dispositions), (viii) (acquisitions) and (ix) (organizational document amendments) shall be at Parent’s sole discretion; provided that any consent with respect to the matter set forth on Item 1 under Section 5.01(b) of the Company Disclosure Letter shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, grant, sell, pledge, dispose of or encumber, (or authorize the foregoing with respect to) any Company Securities or any capital stock of, or other equity or voting interests in, any Subsidiary of the Company or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants, options to purchase any shares of its capital stock or other equity or voting interests) other than (A) transactions solely between and among the Company and its wholly owned Subsidiaries, (B) refinancings of Indebtedness otherwise expressly permitted under Section 5.01(b)(v), (C) the issuance of shares of Company Common Stock as required pursuant to equity awards outstanding under the Company Plans in effect on the date of this Agreement or (D) the issuance of shares of Company Common Stock upon the conversion, at the option of the holder thereof, of any shares of Class B Common Stock, into shares of Common Stock pursuant to and in accordance with Section 4.02(d) of the Amended and Restated Certificate of Incorporation of the Company as in effect on the date of this Agreement;

(ii) other than transactions solely between and among the Company and its wholly owned Subsidiaries, redeem, purchase or otherwise acquire any Company Securities or any capital stock of, or other equity or voting interests in, any Subsidiary of the Company or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), other than (A) pursuant to the forfeiture of, withholding of Taxes with respect to or the net settlement or cashless exercise of Equity-Based Awards outstanding as of the date of this Agreement in accordance with the terms of such awards and applicable Company Plan as in effect on the date of this Agreement or (B) the cancellation, retirement and elimination of shares of Class B Common Stock converted into shares of Common Stock in accordance with clause (i) above;

(iii) other than transactions solely between and among the Company and its wholly owned Subsidiaries, establish a record date for, approve, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests (whether in cash, securities or otherwise);

(iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(v) incur, create, refinance, prepay, repay, replace or assume any indebtedness for borrowed money, issue, create, refinance, replace or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its Subsidiaries in the ordinary course of business and that is not reasonably expected to have an adverse impact on Parent’s ability to obtain any portion of the Financing on the terms set forth in the Commitment Letters in any material respect, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into but not drawn, in each case, in the ordinary course of business, (C) Indebtedness incurred under the Revolving Credit Facility in an aggregate principal amount not to exceed $50 million, (D) Indebtedness incurred under the Receivables Facility in the ordinary course of business and on terms existing as of the date of this Agreement; provided that (x) the Company’s uncommitted available borrowing capacity under the Receivables Facility shall not be less than $50 million and (y) each borrowing or other extension of credit under the Receivables Facility shall be supported by one or more specifically identified receivables of the Company or its applicable Subsidiaries and (E) additional Indebtedness incurred after the date of this Agreement in an aggregate principal amount not to exceed $5 million; and (F) prepayments and repayments of existing Indebtedness at stated maturity, in the ordinary course of business or in connection with any refinancing permitted pursuant to this Section 5.01(b)(v) (including as set forth on Section 5.01(b)(v) of the Company Disclosure Letter);

(vi) enter into any swap or hedging transaction or other derivative agreements in an amount in excess of $20 million in the aggregate;

(vii) make any loans, capital contributions or advances to any Person other than (A) to the Company or any Subsidiary of the Company, in the ordinary course of business or (B) pursuant to Section 5.01(b)(xi);

(viii) transfer, assign, dispose of, license, sell or lease to any Person, in a single transaction or series of related transactions, any of its material properties or assets (other than Intellectual Property), except (A) transfers, sales, leases, subleases or licenses between and among the Company and its Subsidiaries, (B) dispositions of properties or assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) expirations, terminations or surrenders of real property leases, subleases or licenses in accordance with their terms, (D) transfers, sales, leases, subleases or licenses in the ordinary course of business and (E) sales, leases, subleases or licenses of properties or assets for consideration not to exceed $25 million in the aggregate;

(ix) transfer, assign, sell, lease, license, subject to any Lien (other than a Permitted Lien), cancel, abandon, allow to lapse or expire, or otherwise dispose of any material Owned Company Intellectual Property, except, in each case, (A) non-exclusive licenses granted to third parties in the ordinary course of business, or (B) any such transfer, assignment, sale or license required pursuant to a Material Contract in effect as of the date of this Agreement or entered into in compliance with this Section 5.01 (other than entering into Material Contracts of the type identified in Section 3.16(a)(ii)), or (C) the expiration of any Registered Company Intellectual Property at the end of its full statutory life;

(x) grant any Lien (other than a Permitted Lien) on any of its assets having a value of more than $1 million (excluding Intellectual Property) other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(v) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xi) acquire (including by merger) any capital stock or a material portion of the assets of any other Person or business, or division thereof, except for (A) purchases or acquisitions of inventory, supplies and other similar assets (excluding acquisitions of customer accounts) in the ordinary course of business, (B) in the amounts set forth on Section 5.01(b)(xi)(B) of the Company Disclosure Letter or (C) acquisitions of customer accounts set forth on Section 5.01(b)(xi)(C) of the Company Disclosure Letter;

(xii) except as required pursuant to the terms of any Company Plan, Company Multiemployer Plan or Collective Bargaining Agreement, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (A)(1) grant to any member of the Board of Directors of the Company or employee of the Company or its Subsidiaries classified as “Band 2” or above (collectively, the “Senior Service Providers”) any increase in compensation or benefits, or (2) grant to any current or former director, officer, employee or other individual service provider of the Company or its Subsidiaries who is not a Senior Service Provider any increase in compensation or benefits, except, in the case of this clause (2), annual merit-based increases to base salary or base wage rate (and corresponding increases to annual cash bonus opportunities) made in the ordinary course of business, consistent with past practice, that do not, on an aggregate basis, exceed 3.5% of the base salaries or base wage rates for all such individuals as of the date hereof, (B) grant to any director, officer, employee or other individual service provider any increase in (or new) cash or equity-based incentive, bonus, severance, retention, change of control or termination or similar compensation or benefits, (C) terminate, enter into or modify, extend or amend any Collective Bargaining Agreement (other than successor Collective Bargaining Agreements entered into in the ordinary course of business that do not result in material economic or operational changes and do not increase the hourly base wage rate by more than five percent) or material Company Plan, (D) incur any obligation or liability, including any withdrawal liability, under any Multiemployer Plan, (E) take any action to accelerate the funding, payment or vesting of any rights, compensation or benefits under any Company Plan, (F) hire, terminate, promote or engage, or otherwise enter into any employment or consulting agreement with, any Senior Service Provider, or (G) terminate any Senior Service Provider, other than for cause (as determined by the Company in its reasonable discretion);

(xiii) make any changes in financial accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any binding interpretation thereof), (B) any applicable Law, including Regulation S-X under the Securities Act, or (C) any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xiv) make, change or revoke any Tax election, adopt or change any Tax accounting method or change any Tax accounting period, file any amended Tax Return, settle any Tax claim or assessment, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment outside of the ordinary course of business, in each case, that is material to the Company or any of its Subsidiaries;

(xv) amend (A) the Company Charter Documents or (B) the comparable organizational documents of any Subsidiary of the Company (other than, in the case of clause (B) for immaterial amendments);

(xvi) make, commit to or authorize any capital expenditures (including expenditures in connection with or relating to acquisitions of subscriber system assets and customer accounts), except for (A) such capital expenditures not to exceed the amounts set forth on Section 5.01(b)(xvi)(A) of the Company Disclosure Letter and (B) capital expenditures in connection with the transactions set forth on Section 5.01(b)(xvi)(B) of the Company Disclosure Letter;

(xvii) (A) modify, amend or extend (other than renewals and extensions pursuant to the terms thereof, except with respect to Material Contracts referenced in Section 3.16(a)(ii); provided that any nondiscretionary renewal or extension of a Material Contract referenced in Section 3.16(a)(ii) pursuant to the terms thereof shall be permitted) any Material Contract, in each case in a manner adverse to the Company or its Subsidiaries in any material respect, (B) voluntarily terminate or cancel (other than expirations pursuant to the terms thereof) any Material Contract, (C) waive or release any material rights or claims under any Material Contract, (D) assign any material rights or claims under any Material Contract or (E) enter into any Contract that would have been a Material Contract had it been entered into prior to or as of the date of this Agreement, in each case, other than in the ordinary course of business (except, in the case of this clause (E), with respect to Material Contracts referenced in Section 3.16(a)(ii));

(xviii) (A) modify, amend, supplement or extend (other than renewals and extensions pursuant to the terms thereof) any Indenture, (B) voluntarily terminate or cancel (other than expirations or redemptions pursuant to the terms thereof) any Indenture, (C) waive or release any rights or claims under any Indenture, or consent to any waiver, modification or amendment thereof or (D) assign any rights or claims under any Indenture;

(xix) settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries (or any of their respective officers, directors or employees, in their capacity as such of the Company), other than settlements or compromises of any pending or threatened Action (A) in the ordinary course of business, (B) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements) or (C) if the amount of any such settlement does not exceed $2.5 million, taken as a whole, after taking into account any amounts that may be paid under insurance policies or indemnification agreements; provided that no settlement of any pending or threatened Action may (x) involve any material injunctive or equitable relief or (y) impose ongoing restrictions on the business activities of the Company or any of its Subsidiaries or on any of their respective assets, properties or rights that are material to the business of the Company and its Subsidiaries, taken as a whole;

(xx) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries, in each case, except as required by Law;

(xxi) implement or announce any employee layoffs, plant closings, reductions in force, collective redundancies, furloughs, temporary layoffs, salary or wage reductions, work schedule changes, or other such actions, in each case that could trigger any liability or notice requirement under the WARN Act;

(xxii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Senior Service Provider; or

(xxiii) commit or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Except as expressly permitted or expressly required by this Agreement or as required by applicable Law, Judgment or a Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied, (ii) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions or (iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. Solicitation; Change in Recommendation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, November 28, 2026 (the “Go-Shop Period”), which may be extended by the Go-Shop Extension solely with respect to Excluded Parties, the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly (i) initiate, solicit, cause, encourage or facilitate, whether publicly or otherwise, Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives substantially concurrently with the time it is provided to such Person; and (ii)

enter into, engage in and maintain discussions or negotiations with any Persons or groups of Persons with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal) and otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations; provided, further, that the Company may extend the Go-Shop Period with respect to one or more Excluded Parties by written notice to Parent for a period of time not to exceed 10 calendar days (the “Go-Shop Extension”) in order to continue to engage in the activities described in this Section 5.02(a) solely with such Excluded Parties solely during the period of such Go-Shop Extension.

(b) Except (x) as expressly permitted by this Section 5.02 or (y) as expressly permitted with respect to an Excluded Party (for as long as such Person or group of Persons is an Excluded Party) until the expiration of the Go-Shop Extension (if any) but subject to Section 5.02(e), the Company shall and shall cause each of its Subsidiaries and its and their respective employees, officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives retained by it and acting on its behalf to, (i) from one (1) minute after the termination of the Go-Shop Period (the “No-Shop Period Start Date”), immediately cease and cause to be terminated any solicitation, discussions or negotiations (including promptly terminating each Person’s and its Representatives’ access to any physical or electronic data room and promptly requesting the return or destruction of all such non-public information of the Company or any of its Subsidiaries) that may be ongoing with respect to, or which would reasonably be expected to lead to, a Takeover Proposal, and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, cause or knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02) a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (C) furnish to any other Person any non-public information or afford any Person with access to the business, employees, officers, Contracts, properties, assets or books and records of the Company or its Subsidiaries, in each case in connection with, or for the purpose of, knowingly encouraging or facilitating, a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or Contract (1) providing for or relating to a Takeover Proposal or (2) requiring the Company to abandon, terminate or fail to consummate the Transactions or breach this Agreement, (E) approve, endorse or recommend any Takeover Proposal or submit a Takeover Proposal or any matter related thereto for the approval of the Company stockholders or (F) authorize or commit to do any of the foregoing. No later than two Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party and provide to Parent the material terms and conditions of such Takeover Proposal, inquiry, request, proposal or offer and a copy of any written Takeover Proposal received therefrom. Notwithstanding the commencement of the obligations of the Company under this Section 5.02(b) on the No-Shop Period Start Date, the parties hereto agree that the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in clauses (i)

and (ii) of Section 5.02(a) with respect to each Excluded Party (solely for as long as any such Person or group of Persons is an Excluded Party) on and after the No-Shop Period Start Date until the expiration of the Go-Shop Extension (if any), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date and prior to the expiration of the Go-Shop Extension.

(c) Notwithstanding anything contained in Section 5.02(b) or any other provision of this Agreement to the contrary (and without limiting the Company’s rights hereunder with respect to any Excluded Party until the expiration of the Go-Shop Extension, if any), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from any material breach of this Section 5.02, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making such Takeover Proposal or its or their Representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons making such Takeover Proposal and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to such Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to, or substantially concurrently with, the time it is provided to such Person, and (y) subject to the execution of an Acceptable Confidentiality Agreement and compliance with this Section 5.02, engage in or otherwise participate in discussions or negotiations with such Person or group of Persons and its or their Representatives and financing sources. The parties hereto acknowledge and agree that any confidential contacts, disclosures, discussions or negotiations permitted under this Section 5.02(c) without violation of this Section 5.02, shall not, in and of itself, constitute an Adverse Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.01(c)(ii).

(d) Except as may relate to any Excluded Party (for as long as such Person or group of Persons is an Excluded Party) until the expiration of the Go-Shop Extension (if any), but subject to Section 5.02(e), following the No-Shop Period Start Date and prior to the Company Stockholder Approval, the Company shall promptly (and in any event within 24 hours) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal, and the Company shall, upon the request of Parent, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal

(including any material changes thereto), on a prompt basis (and in any event within 24 hours), including by providing Parent with any material documents or correspondence that identify or set forth any additional material terms or conditions thereof. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(d) will be subject to the terms of the Nondisclosure Agreement.

(e) None of the Board of Directors of the Company or any duly authorized committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw, withhold (or modify or qualify in a manner adverse to Parent) or make other public statements inconsistent with, the Company Board Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, or publicly declare advisable, any Takeover Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within ten Business Days following written request therefor from Parent or (E) commit, agree or resolve to take any action set forth in the foregoing clauses (A) through (D), it being understood that the Board of Directors of the Company, or any duly authorized committee thereof may, and may cause the Company to (x) make a customary “stop, look and listen” communication or (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A; provided, however, that (1) neither the Board of Directors of the Company nor any duly authorized committee thereof, shall, except as expressly permitted by, and pursuant to, this Section 5.02(e), effect an Adverse Recommendation Change, including in any disclosure document or communication filed, publicly issued or made in connection with compliance with such requirements and (2) any such disclosure shall be deemed to be an Adverse Recommendation Change unless such disclosure expressly states that the Board of Directors of the Company expressly reaffirms the Company Board Recommendation or states that the Company Board Recommendation has not been changed (each action described in this clause (i), other than the actions set forth in the foregoing clauses (x) and (y), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may, solely in accordance with this Section 5.02(e), (I) make an Adverse Recommendation Change in response to an Intervening Event or (II) solely in response to a Takeover Proposal that did not result from a breach of this Section 5.02, either or both (A) make an Adverse Recommendation Change or (B) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), only if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I) where the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (after taking into account all revisions to the terms of this Agreement committed to by Parent in writing), and (y) in the case of clause (II) (1) such

Takeover Proposal constitutes a Superior Proposal and (2) failure to take such action in response to such Takeover Proposal (as applicable) would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (after taking into account all revisions to the terms of this Agreement committed to by Parent in writing); provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (I) or (II), including in the event such action is proposed to be taken in connection with a Superior Proposal, unless (1) the Company has given Parent at least three Business Days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice shall, in the case of clause (I), specify in reasonable detail the Intervening Event and the reasons that the Board of Directors of the Company or any duly authorized committee thereof is proposing to effect an Adverse Recommendation Change, and in the case of clause (II), (x) specify the identity of the party making such Superior Proposal and the material terms and conditions thereof and (y) provide a copy of the most current version of the proposed agreement under which such Superior Proposal is to be consummated), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to commit in writing to effect revisions to the terms of this Agreement, the Commitment Letters or the Guarantee, in the case of clause (II), that it would cause such Takeover Proposal to no longer constitute a Superior Proposal or in the case of clause (I), as would permit the Board of Directors of the Company or any duly authorized committee thereof to determine it would not reasonably be expected to be required by their fiduciary duties to effect an Adverse Recommendation Change, and (3) following the end of such Notice Period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such written commitment to effect revisions, and shall, after consultation with its financial advisors and outside legal counsel, have determined, in the case of clause (II), that such Takeover Proposal would continue to constitute a Superior Proposal and, in the case of clauses (I) and (II), that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if the revisions to which Parent has committed in writing were to be given effect (it being understood and agreed that (x) in the case of clause (II) any change to pricing or any other material amendment or revision to the terms of such Takeover Proposal that was previously the subject of a notice hereunder (after having been determined by the Board of Directors of the Company or any duly authorized committee thereof to no longer constitute a Superior Proposal) and (y) in the case of clause (I), any material change regarding any Intervening Event shall, in each case, require the Company to deliver a new notice as provided above and provide a new notice period, except that such new notice period in connection with any such amendment or revision shall be for two Business Days rather than three Business Days); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent (or Parent’s designee) the Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as the Company has requested, and Parent has timely provided the Company with, wire instructions for such payment.

(f) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any customary “stop, look and listen” communication to the stockholders of the Company that is required by applicable Law; provided, that (x) nothing in this Section 5.02(f) shall permit the Board of Directors of the Company to make an Adverse Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 5.02(e), (y) if any disclosure in accordance with this Section 5.02(f) has the effect of an Adverse Recommendation Change (it being understood that neither the Board of Directors of the Company nor any duly authorized committee thereof, shall, except as expressly permitted by, and pursuant to, Section 5.02(e), effect an Adverse Recommendation Change, including in any disclosure document or communication filed, publicly issued or made in connection with compliance with such requirements), Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.01(c)(ii)(A) and (z) any disclosure in accordance with this Section 5.02(f) shall be deemed to be an Adverse Recommendation Change unless such disclosure expressly states that the Board of Directors of the Company expressly reaffirms the Company Board Recommendation or states that the Company Board Recommendation has not been changed.

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that (i) contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals and (ii) shall not prohibit the Company from complying with this Section 5.02 or contain terms that would restrict in any manner the Company’s ability to consummate the Merger, or (y) any confidentiality agreement entered into prior to the date of this Agreement; provided, that, (A) in the case of clause (x), any such confidentiality agreements may not contain any provision requiring the Company or any of its Subsidiaries to pay or reimburse the counterparty’s expenses and (B) in each case, any such confidentiality agreement may not contain any provision that would prevent the Company from complying with its obligations pursuant to this Section 5.02. Notwithstanding the foregoing, the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons only if (i) the Board of Directors of the Company, after consultation with its outside legal counsel, has determined that the failure to so waive or release such standstill would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) the Company notifies Parent prior to granting such waiver or release and provides the identity of the counterparty to whom it intends to grant such waiver or release.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (including through any derivative, hedging or option transactions) (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing 20% or more of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off or joint venture or similar transaction involving the Company pursuant to which such Person or group of Persons (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (v) any public announcement of a proposal or plan or intention to do any of the foregoing or any agreement, in each case, other than the Merger; provided, however, that this Agreement and the Merger shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date of this Agreement by a third party and that did not result from a breach of, and was not solicited in violation of, this Section 5.02 and that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel has terms and conditions that, (i) would be more favorable to the Company’s stockholders than the Merger from a financial point of view (after taking into account any revisions to the terms of this Agreement and the Merger committed to by Parent in writing) and (ii) is reasonably capable of being completed on the terms set forth in such Takeover Proposal, taking into account (a) the identity of the Person or group of Persons making such Takeover Proposal and (b) all legal, regulatory, financial, financing and other aspects of such proposal (including the financing arrangements, the form of consideration and the timing of and conditions to consummating such transaction) and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(j) The Company agrees that any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

SECTION 5.03. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective controlled Affiliates their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective, prior to the Outside Date, the Transactions, including preparing and filing all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party reasonably necessary, proper or advisable to consummate the Transactions (each, a “Consent”), (iii) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Person (including any Governmental Authority) or any Judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries or Affiliates (nor Parent nor any of its Affiliates) will be required to (and without the prior written consent of Parent, the Company or any of its Subsidiaries may not) grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its Consent.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated prior to the Outside Date on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Parent shall (i) control, lead and direct all actions, decisions and the timing and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to making and obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) control, direct, lead and coordinate the overall development and strategy of the positions to be taken and the actions and positions to be requested or taken in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation, Action, or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided that Parent shall consult in good faith with the Company and its Representatives and consider in good faith the Company’s perspective and input in respect of any of the foregoing.

(d) In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to make (and cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within ten Business Days following the date of this Agreement). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply) any additional information and documentary material that may be reasonably requested by the relevant Governmental Authority with respect to the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent will pay, or cause to be paid, all filing fees payable to the Governmental Authority in connection with the filing of a Notification and Report Form pursuant to the HSR Act required pursuant to this Section 5.03(d).

(e) Subject to the other terms and conditions of this Section 5.03, including Section 5.03(g), Parent shall take (and shall cause its controlled Affiliates and the Subsidiaries of Thrive Holdings to take) all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act and resolve any objections asserted with respect to, and avoid and eliminate each and every impediment to the consummation of, the Transactions prior to the Outside Date under any applicable Law raised by any Governmental Authority, in order to (I) prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions; and (II) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority necessary to consummate the Transactions, including, in each case, (A) executing settlements, national security agreements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (C) terminating existing relationships, contractual rights or obligations of the Company or its Subsidiaries, or any controlled Affiliate of the Company or any of its Affiliates, (D) creating any relationship, contractual right or obligation of the Company or its Subsidiaries, (E) effectuating any other change or restructuring of the Company or any of its Affiliates, in each case, by entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority, in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action) and (F) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Restraint, whether temporary, preliminary or permanent, that would prevent the Closing (each of such actions, including the actions set forth in clauses (A)–(F), a “Remedial Action”); provided that any such Remedial Actions shall, for the avoidance of doubt, be subject to the requirements and limitations contemplated by Sections 5.03(c) and 5.03(g); provided, further, that Parent shall consult in good faith with the Company and its Representatives and consider in good faith the Company’s perspective and input with respect to any such Remedial Action. Subject to its obligations under Section 5.03(f) and the other conditions and limitations set forth in this Section 5.03 (including Section 5.03(c) and Section 5.03(g)), Parent shall respond to and seek to resolve any objections asserted by any Governmental Authority with respect to the Transactions. Each of the Company, Parent and Merger Sub shall not take (and each of the Company and Parent shall cause their respective controlled Affiliates (and, in the case of Parent, Thrive Holdings and its Subsidiaries)) not to take any action or enter into any transaction acquiring or merging with any business, Person or division thereof, or entering into a definitive agreement with respect thereto with the intention to, or that would reasonably be expected to: (1) materially delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary; (2) materially increase the risk of any Governmental Authority entering an order or otherwise seeking to enjoin or prohibit the consummation of the Transactions contemplated by this

Agreement or (3) otherwise materially delay the consummation of the Transactions contemplated by this Agreement. Nothing in this Agreement shall require any party hereto to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Neither Parent nor the Company shall commit (and shall cause their respective Affiliates not to commit) to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or enter into a timing agreement, understanding or commitment with any Governmental Authority in connection with the foregoing, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

(f) In furtherance and not in limitation of the foregoing, but in any event subject to the limitations set forth in Sections 5.03(c), (e) and (g), each of the parties hereto shall use (and shall cause their respective controlled Affiliates (and, in the case of Parent, Thrive Holdings and its Subsidiaries) to use) reasonable best efforts to (i) cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, DOJ, or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, DOJ, or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, DOJ, or any other Governmental Authority (including by promptly sending the other parties hereto a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, DOJ or any other Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in any meetings or conferences (whether in person, by telephone or otherwise) in connection with the Transactions, and (v) obtain prior to the Outside Date all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, DOJ, and any other Governmental Authority; provided that materials furnished pursuant to this Section 5.03(f) may be redacted (A) as necessary to address reasonable attorney-client or other privilege concerns, (B) to remove references concerning the valuation of the Company, (C) as necessary to avoid disclosure of competitively sensitive information or (D) as necessary to comply with contractual arrangements or applicable Law. Prior to submitting any document or any information relating to the Transactions or the parties hereto (whether formally or informally, in draft form or final form) to the FTC, DOJ, or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission and such document or information shall not be submitted to the FTC, DOJ, or any other Governmental Authority without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(g) Notwithstanding the foregoing and notwithstanding anything to the contrary elsewhere in this Agreement, (i) Thrive Holdings, Parent, Merger Sub and their respective Subsidiaries and Affiliates shall not be obligated to take or agree to take any, or refrain from taking, any actions (including offering, accepting, consenting to or agreeing to, or committing to offer, accept, consent to or agree to any Remedial Action), including in connection with obtaining any Consent or otherwise pursuant to this Section 5.03 (x) that would (or would reasonably be expected to) impose a Burdensome Condition or (y) involving any businesses, assets, equity interests or properties of Thrive Holdings, Parent or their respective Subsidiaries or Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries following the consummation of the transactions contemplated herein subject to the limitations set forth herein), (ii) the Company and its Subsidiaries and Affiliates shall not be obligated to take or agree to take any, or refrain from taking, any actions (including offering, accepting, consenting to or agreeing to, or committing to offer, accept, consent to or agree to any Remedial Action), including in connection with obtaining any Consent or otherwise pursuant to this Section 5.03 that is not conditioned upon, and not effective until, Closing and (iii) in no event shall the Company or any of its Subsidiaries, without the prior written consent of Parent, take or offer or agree to take any, or refrain from taking, any actions (including offering, accepting, consenting to or agreeing to, or committing to offer, accept, consent to or agree to), including in connection with obtaining any Consent or otherwise pursuant to this Section 5.03, any Remedial Action or other action that would (or would reasonably be expected to) impose a Burdensome Condition. Notwithstanding the foregoing, at the written request of Parent, the Company and its Affiliates shall agree to a Remedial Action, so long as such Remedial Action is conditioned upon and will not be effective until Closing.

SECTION 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not (and shall cause their respective Affiliates not to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or Parent (a) (i) in connection with any Takeover Proposal, Superior Proposal or Adverse Recommendation Change or (ii) in connection with, and to the extent relating to, a dispute between the parties regarding the Agreement, (b) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent, as applicable, that has not been previously announced or made public in accordance with the terms of this Agreement or (c) which is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions. Notwithstanding the foregoing or anything to the contrary herein or in the Nondisclosure Agreement, Parent and its Affiliates may provide information regarding the Company and its Subsidiaries, this Agreement and the Transactions to their respective existing or prospective limited partners, equity holders, members, managers and other investors including any Preferred Financing Sources or Debt Financing Sources or prospective Preferred Financing Sources or Debt Financing Sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing or any equity financing in connection with the Transactions (and, in each case, to their respective counsel, advisors and auditors) so long as (i) such information is shared on a confidential basis, (ii) such Persons (x) agree to be bound by confidentiality provisions substantially similar to those in the Nondisclosure Agreement as if parties thereto, or (y) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary, and (iii) such information is shared in the ordinary course of business.

SECTION 5.05. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice and solely for the purposes of facilitating the consummation of the Transactions and integration planning with respect thereto, the Company shall, in each case, in connection with the consummation of the Transactions (a) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, facilities, properties, books, Contracts and records and (b) furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (in the case of the previous clauses (a) and (b), other than any information that the Company determines in its reasonable judgment is in respect of the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, after consultation with counsel, that doing so would reasonably be expected to (i) violate or materially prejudice the rights of its or any of its Subsidiaries’ customers, (ii) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (iii) violate (A) applicable Law or an applicable Judgment or (B) an obligation of confidentiality owing to a third party under a Contract in effect prior to the date hereof, (iv) result in the loss or waiver of protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action, (vi) expose the Company to risk of material liability for disclosure of sensitive or personal information or (vii) involve any environmental or other sampling or testing (provided that, in the cases of clauses (i)–(vii), the Company shall, to the extent practicable, inform Parent as to the general nature of the access or information being restricted as a result thereof and use commercially reasonable efforts to provide such information (or portions thereof) in a way that would avoid the consequences described in the foregoing). Until the Effective Time, all information provided will be subject to the terms of the agreement set forth on Schedule 5.05 of the Company Disclosure Letter (the “Nondisclosure Agreement”). Nothing in this Section 5.05 or elsewhere in this Agreement shall be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals or opinions that are outside the ordinary course of business and otherwise would be unduly burdensome to prepare (it being understood that the Company shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information).

SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee.

(b) Without limiting the foregoing, from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, advancement of expenses and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law.

(c) None of Parent, the Surviving Corporation or any of their respective Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation or any of their Subsidiaries shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided, however, that neither Parent nor the Surviving Corporation or any of their Subsidiaries shall be required to provide such access or information if Parent or the Surviving Corporation determines, in its reasonable judgment, after consultation with counsel, that doing so would reasonably be expected to result in the loss or waiver of the protection of any attorney-client privilege of the Surviving Corporation or its Affiliates.

(d) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in an amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance policy in excess of 300% of the current annual premium paid by the Company for such insurance. The Company shall have the right, prior to the Effective Time, to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, subject to the cap on the annual premium set forth in the preceding sentence. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(d) and the Surviving Corporation shall use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder.

(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee, his or her heirs and his or her representatives may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and each Indemnitee and such Indemnitee’s representatives shall be third-party beneficiaries of this Section 5.06).

(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(h) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

SECTION 5.07. Employee Matters. (a) For a period of at least 12 months following the Effective Time (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide (i) a base salary or hourly base wage rate and target annual cash bonus opportunities to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control”, “change of control”, or other terms of similar import) and set forth on Section 3.10(a) of the Company Disclosure Letter and (iii) employee benefits (other than base salary, wage rate, incentive, bonus, equity and long-term incentive opportunities, retention, change in control, transaction, nonqualified deferred compensation, defined benefit pension and post-retirement welfare benefits) to each Continuing Employee that are substantially comparable in the aggregate to those benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.07(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and their respective Subsidiaries to, honor in accordance with their terms all the Company Plans as in effect at the Effective Time and continue to be bound by the terms of each Collective Bargaining Agreement in effect as of immediately prior to the Effective Time. Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of paid time off and severance benefits, and vesting (other than vesting of equity or equity-based compensation), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need not be recognized with respect to any defined benefit pension plan or post-retirement welfare benefits or to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 5.08. Notification of Certain Matters; Stockholder Litigation. The Company shall give Parent prompt written notice of, and the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions, and shall keep Parent reasonably informed with respect to the status thereof. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.09. Merger Sub. (a) From the date of this Agreement until the Effective Time, (x) Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses and (y) Merger Sub shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

(b) Parent shall cause each of Merger Sub and the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 5.10. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof.

(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the provisions of the DGCL.

SECTION 5.11. Stock Exchange De-listing. Parent shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time. The Company shall reasonably cooperate with Parent prior to the Effective Time in connection with such de-listing and de-registration.

SECTION 5.12. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement and in no event later than fifteen (15) Business Days following the date of this Agreement, subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and after consultation with, and good faith consideration of any comments made by Parent, file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation and filing of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company shall cause the Proxy Statement, at the time of mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law, except that no representation, warranty, covenant or agreement is made by the Company with respect to (i) statements made or incorporated therein relating to Parent or its Affiliates, including Merger Sub, or based on information supplied by or on behalf of Parent, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or (ii) any financial projections or forward-looking statements. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent in writing promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to (A) cause the definitive Proxy Statement to be filed with the SEC and disseminated to its stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any such comments, (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (iii) the first Business Day that is at least ten days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, (B) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and, in reasonable consultation with Parent, and (C) establish a record date for the Company Stockholders’ Meeting. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the Company be required to file the definitive Proxy Statement with the SEC or mail or otherwise disseminate the definitive Proxy Statement to the Company’s stockholders prior to the date that is one (1) Business Day after the No-Shop Period Start Date. Prior to any filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company (x) may, in its sole discretion, adjourn, recess or postpone the Company Stockholders’ Meeting and (y) shall, at the request of Parent in the case of clauses (i) and (iii) below, and on no more than one occasion, adjourn or recess the Company Stockholders’ Meeting, in each case (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided, that in the case of clauses (i), (iii) and (iv), without the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), in no event shall the Company Stockholders’ Meeting (as so postponed, recessed or adjourned) be held on a date that is more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled.

(c) Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.02 or applicable Law.

SECTION 5.13. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary or advisable to cause the disposition of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other Transactions by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.14. Financing.

(a) Prior to the Closing Date, regardless of whether or not the Backstop Trigger Event has occurred, the Company shall use its commercially reasonable efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent as is customary and reasonably necessary in connection with the consummation of the Debt Financing, including using commercially reasonable efforts to:

(i) execute and deliver as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources and otherwise reasonably facilitating the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral as contemplated by the applicable Debt Commitment Letter) (it being understood that such documents and pledges will not take effect, and delivery of such stock or other certificates will not be required to be made, prior to the Effective Time);

(ii) prior to or at, and conditioned upon, the occurrence of the Closing, arrange for customary payoff letters, lien terminations and instruments of discharge providing for the payoff, discharge and termination on the Closing Date of all obligations of the Company and its Subsidiaries in respect of the Payoff Indebtedness, in accordance with Section 5.16;

(iii) provide Parent and the Debt Financing Sources, no later than three Business Days in advance of the Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent that is required in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested in writing at least ten Business Days in advance of the Closing;

(iv) furnish to Parent, as promptly as reasonably practicable, the Backstop Financing Materials;

(v) cause appropriate members of senior management of the Company to participate, upon reasonable advance notice and at mutually agreed times and locations, in a reasonable number of lender meetings, rating agency presentations, “road shows” and meetings with existing or prospective lenders and assist Parent in the preparation of customary bank confidential information memoranda, offering memoranda, investor presentations, materials for rating agency presentations and lender presentations for the syndication of the Debt Financing, and in obtaining public corporate credit and corporate family ratings and public ratings of the Debt Financing; and

(vi) (x) assist in the delivery and preparation of the information described in Paragraph 10 of Exhibit D of the Backstop Commitment Letter in respect of the Existing Receivables Facility and (y) facilitate the taking of all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent (or its Subsidiaries) immediately after; provided, that no such action shall be required of the Board of Directors and/or any committee thereof, in any case, which is effective prior to the Closing.

Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.02(b) as applied to the Company’s obligations under this Section 5.14(a) shall be deemed satisfied unless the Debt Financing has not been obtained as a result of the Company’s knowing and intentional breach of its obligations under this Section 5.14(a) to the extent such breach is the primary cause of the unavailability of the Debt Financing.

(b) Prior to the Closing Date, and only so long as a Backstop Trigger Event shall not have occurred (and, for the avoidance of doubt, not at any time on or after the occurrence of a Backstop Trigger Event), the Company shall use its commercially reasonable efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent as is customary and reasonably necessary in connection with the consummation of the Debt Financing pursuant to the Syndicated Commitment Letter (and, solely to the extent of the commitments under the Backstop Commitment Letter that survive in accordance with the terms thereof if a Backstop Trigger Event does not occur, the Backstop Commitment Letter), including using commercially reasonable efforts to:

(i) furnish to Parent, as promptly as reasonably practicable, the Required Financing Information (including any updates as may be necessary for such Required Financing Information to remain Compliant, meet the applicable requirements set forth in the definition of “Required Financing Information” and would not, after giving effect to such update, cause the Marketing Period to cease pursuant to the definition of “Marketing Period”);

(ii) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any fact as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financing Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(iii) in connection with any marketing effort for the Debt Financing (including any attempt to access the financing markets pursuant to Section 5.14(h)), furnish to Parent the “flash” or “recent developments” financial information described in clause (b)(ii)(x) of the definition of “Required Financing Information” as if references therein to the commencement of the Marketing Period were references to the commencement of such marketing effort and to the extent reasonably requested by Parent, file a Current Report on Form 8-K in respect of such information that Parent and the Company may reasonably agree; and

(iv) cause the Company’s auditors, to the extent financial statements audited or reviewed by such auditor are included in any offering memorandum to (x) consistent with the customary practice, furnish customary comfort letters (including customary “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such auditors are prepared to deliver, as necessary and customary and (y) attend a reasonable number of accounting due diligence and drafting sessions.

Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.02(b) as applied to the Company’s obligations under this Section 5.14(b) shall be deemed satisfied (and, solely to the extent of the commitments under the Backstop Commitment Letter that survive in accordance with the terms thereof if a Backstop Trigger Event does not occur, the Backstop Commitment Letter) unless the Debt Financing of the type contemplated in the Syndicated Commitment Letter has not been obtained as a result of the Company’s knowing and intentional breach of its obligations under this Section 5.14(b) to the extent such breach is the primary cause of the unavailability of the Debt Financing of the type contemplated in the Syndicated Commitment Letter (and, solely to the extent of the commitments under the Backstop Commitment Letter that survive in accordance with the terms thereof if a Backstop Trigger Event does not occur, the Backstop Commitment Letter).

(c) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.14 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i) pledge any assets as collateral prior to the Effective Time;

(ii) agree to pay any fee, bear any cost or expense, enter into any definitive agreement, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Effective Time, other than the execution of customary authorization letters, representation letters and, to the extent substantially consistent with the Company’s existing ratings coverage, the execution and delivery of customary engagement letters, application letters or similar documentation in connection with any ratings evaluation service, rating assessment service or similar confidential ratings assessments requested by Parent in connection with the Debt Financing contemplated under the Syndicated Commitment Letter (other than as expressly contemplated by Section 5.15);

(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries or otherwise interfere with the prompt and timely discharge by the Company’s or any of its Subsidiaries’ employees of their normal duties, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment, any obligation of confidentiality owing to a third party or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;

(iv) waive or amend any terms of this Agreement;

(v) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing (other than as contemplated by Section 5.15);

(vi) provide access to or disclose information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (A) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (B) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (D) expose the Company to risk of liability for disclosure of sensitive or personal information;

(vii) cause any director, manager or equivalent, or any officer or employee, in each case of the Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with the Debt Financing (other than any director, manager or equivalent, or officer or employee, in each case of the Company or any of its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Effective Time;

(viii) deliver any legal opinion or negative assurance letter; or

(ix) provide or prepare (A) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (B) risk factors relating to all or any component of the Financing, (C) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or 3-16 of Regulation S-X or (D) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable, documented and invoiced attorneys’ fees of a single outside counsel) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14; provided, that the Company, and not Parent, shall be responsible for (i) fees, costs and expenses incurred in connection with the preparation of financial statements that are or would be prepared in the ordinary course of business regardless of the Financing, (ii) any ordinary course amounts payable to existing employees, advisors or consultants of the Company and its Subsidiaries and their respective Representatives with respect to services provided prior to Closing and (iii) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and the cooperation of the Company and its Subsidiaries and Representatives required by Section 5.14(a) except in the event such losses, damages, claims, costs or expenses arose out of or resulted from the gross negligence, fraud, material breach of this Agreement or willful misconduct by the Company, any of their respective Affiliates or any Representatives of any of the foregoing or from any material misrepresentation of any historical financial information provided in writing by or on behalf of the Company or any of their Representatives for use in connection with the Financing. Notwithstanding the foregoing, Parent’s obligation to reimburse the Company for Financing Cooperation Expenses shall be subject to the Financing Cooperation Expenses Cap.

(e) Parent acknowledges and agrees that the obligations of Parent to consummate the Transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Financing).

(f) Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Commitment Letters and the Fee Letters, including using commercially reasonable efforts to: (i) maintain in effect and comply with the Commitment Letters (other than any Commitment Letter terminated or reduced as permitted by this Section 5.14(f)); (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the applicable Debt Commitment Letter and the related Fee Letter (or on terms and conditions not materially less favorable to Parent or Merger Sub than the terms and conditions (including market flex provisions) set forth in the applicable Debt Commitment Letter); (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to Parent (or its Affiliates) in the applicable Commitment Letter and the definitive agreements related thereto; (iv) consummate the applicable Debt Financing at or prior to the Closing Date; (v) enforce its rights under the Commitment Letters and the definitive agreements relating to the Financing; and (vi) comply with its covenants and other obligations under the Commitment Letters and the definitive agreements relating to the Financing. Parent and Merger Sub shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Commitment Letters or the Fee Letters or the definitive agreements relating to the Financing if such termination, amendment, modification or waiver would (A) reduce (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), such that the aggregate amount of such Financing would not be sufficient to pay the Financing Uses on the Closing Date (after taking into consideration the Available Funding Amounts), unless, in each case, there is a corresponding increase in any equity commitment under the Equity Commitment Letter or Preferred Commitment Letter (it being understood, for the avoidance of doubt, that any termination of the Backstop Commitment Letter (other than the commitments thereunder that backstop the Receivables Facility, but subject to clause (v) below) upon the effectiveness of the Fully Committed Syndicated Commitment Letter or any reduction as expressly contemplated herein shall not constitute a reduction of the Financing for purposes of this clause (A)),

(B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letters or the Fee Letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on or prior to the Closing Date, (C) amend or modify or grant any consent under or otherwise waive any provision in the Backstop Commitment Letter or the Syndicated Commitment Letter if the effect of such amendment, modification, consent or waiver would be to modify the requirements of the third paragraph (in the case of the Backstop Commitment Letter) and the second paragraph (in the case of the Syndicated Commitment Letter), in each case under Section 3 (“Syndication”) of either of the Backstop Commitment Letter or the Syndicated Commitment Letter, each as in effect on the date hereof, (D) amend or modify the Backstop Commitment Letter if the effect of such amendment or modification would be to reduce the commitment of Apollo or Atlas in respect of each of the debt facilities contemplated thereby below 100% of the aggregate commitments thereunder in respect of each such debt facility (it being understood that Apollo or Atlas may syndicate such commitment in accordance with Section 3 of the Backstop Commitment Letter, subject to the third paragraph under Section 3 (“Syndication”) of the Backstop Commitment Letter), (E) amend or modify the Syndicated Commitment Letter in order to join any additional Debt Financing Source to the Syndicated Commitment Letter unless such Debt Financing Source constitutes an Approved Financing Source (provided that the aggregate number of additional Debt Financing Sources joined to the Syndicated Commitment Letter after the date hereof shall not exceed twenty (20) (the “Additional Lender Cap”, and it being understood that for purposes of calculating the Additional Lender Cap, each additional Debt Financing Source and its Affiliates party to the Syndicated Commitment Letter shall refer to a single Debt Financing Source so long as they collectively constitute an Approved Financing Source) or (F) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Commitment Letters or the definitive agreements with respect to the Financing (such clauses (A), (B), (C), (D), (E) and (F), the “Prohibited Modifications”). Parent shall promptly deliver to the Company copies of (x) any amendment, modification or waiver to or under any Commitment Letter, any Fee Letter or the definitive agreements relating to the Financing and (y) any amendment, joinder or other documentation effecting the termination of the commitments under the Backstop Commitment Letter (whether automatically in accordance with its terms or otherwise) upon the effectiveness of the Fully Committed Syndicated Commitment Letter. Notwithstanding the foregoing, any amendment, modification, waiver or termination (i) to effectuate any “market flex”, “structure flex” or securities demand terms contained in any Debt Commitment Letter or the related Fee Letter if made on or prior to the Closing Date, (ii) to add any additional lenders, arrangers, bookrunners, agents or other financial institutions to any Debt Commitment Letter, and to reduce the commitments of any existing Debt Financing Source on a corresponding basis provided that no such amendment, modification, waiver or termination would constitute a Prohibited Modification), (iii) to terminate the commitments under the Backstop Commitment Letter (other than the commitments thereunder that backstop the Receivables Facility, but subject to clause (v) below) upon the effectiveness of the Fully Committed Syndicated Commitment Letter or to terminate the commitments under the Syndicated Commitment Letter if a Backstop Trigger Event has occurred, (iv) to reduce the commitments under any Debt Commitment Letter in respect of the Company Rollover Notes upon receipt of the requisite consents in any consent solicitation with respect thereto or the satisfaction of any ratings condition in respect thereof, or (v) to reduce or terminate the commitments under any Debt Commitment Letter in respect of the Receivables Facility upon the effectiveness of an amendment, waiver, consent or refinancing under the Receivables Facility such that the consummation of the transactions contemplated by this Agreement would not result in an “Event of Termination” or “Unmatured Event of Termination” (each as defined in the Receivables Facility), in each case of clauses (iii) through (v), so long as the Financing (after taking into consideration the Available Funding Amounts) would be sufficient to pay the Financing Uses on the Closing Date, shall be permitted and shall not require written consent of the Company or any other Person.

(g) Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (including, so long as the Backstop Trigger Event has not occurred and prior to the effectiveness of the Fully Committed Syndicated Commitment Letter, providing the Company with updates, upon the Company’s reasonable request, regarding the status of Parent’s efforts to obtain commitments from additional Debt Financing Sources under the Syndicated Commitment Letter) and, upon request, provide to the Company copies (including drafts) of the material definitive documents for the Debt Financing. Parent shall give the Company prompt notice of, and keep the Company informed on a current basis and in reasonable detail of, (i) any actual or potential breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive documents related to the Financing of which Parent or Merger Sub becomes aware; (ii) the receipt of any written notice or other written communication from any financing source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any of the Commitment Letters or any definitive document related to the Financing of any provisions of the Commitment Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Commitment Letters or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing); and (iii) if Parent has knowledge thereof, the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms and conditions (including the market flex provisions), in the manner or from the sources contemplated by any of the Commitment Letters, any of the Fee Letters or the definitive documents related to the Financing (or if at any time for any other reason Parent or Merger Sub believes that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms and conditions (including the market flex provisions), in the manner or from the sources contemplated by any of the Commitment Letters, any of the Fee Letters or the definitive documents related to the Financing). As soon as reasonably practicable, but in any event within three (3) Business Days of the date the Company delivers to Parent a written request, Parent and Merger Sub shall provide any pertinent and non-confidential information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.

(h) If any portion of the Debt Financing becomes unavailable or Parent or Merger Sub has knowledge of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing unavailable, in each case, on the terms and conditions (including the market flex provisions) contemplated by the applicable Debt Commitment Letter and the related Fee Letters and such portion is necessary to fund the Financing Uses, Parent and Merger

Sub shall use commercially reasonable efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (such financing, the “Alternative Financing”) (i) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries and other Available Funding Amounts), (ii) with terms (including market flex provisions) not materially less favorable (taken as a whole) and on conditions not materially less favorable (taken as a whole) to Parent and Merger Sub (or of their Affiliates) than the terms and conditions (including the market flex provisions) set forth in the applicable Debt Commitment Letter and the related Fee Letters and (iii) which would not reasonably be expected to delay or prevent or make less likely to occur the funding of the Debt Financing (or the satisfaction of the conditions to the Debt Financing) on the Closing Date, as promptly as practicable following the occurrence of such event (but not later than the last date that Parent and Merger Sub could be required to consummate the Closing in accordance with this Agreement); provided that the failure to obtain Alternative Financing shall not relieve Parent and Merger Sub of any obligation hereunder; provided, further, that, in no event shall Parent be required to pay fees or original issue discount in excess of those contemplated by the applicable Debt Commitment Letter and the related Fee Letter, each as in effect on the date of this Agreement, or to seek equity financing in excess of the Equity Financing or Preferred Financing. Parent shall deliver to the Company true, correct and complete copies of the Debt Commitment Letter (as defined in the next succeeding sentence) and fee letter (redacted in a manner consistent with Section 4.05) related to any Alternative Financing. The failure of all or any portion of the Debt Financing contemplated by the Syndicated Commitment Letter to be committed, syndicated or funded shall not be deemed to cause any portion of the Debt Financing to be unavailable for purposes of this Section 5.14(h) or otherwise under this Agreement, so long as the Debt Financing contemplated by the Backstop Commitment Letter remains available in an amount sufficient (after taking into consideration the Available Funding Amounts) to pay the Financing Uses on the Closing Date. For purposes of this Agreement, references to (x) the “Debt Financing” shall include any such Alternative Financing and (y) the “Debt Commitment Letter” shall include the commitment letters or similar documents with respect to any such Alternative Financing. For the avoidance of doubt, Parent may request the cooperation of the Company and its Subsidiaries under Section 5.14(b) from time to time between the date of this Agreement and the Closing; provided that the Marketing Period shall not be applicable as to each such attempt to access the financing markets (it being understood and agreed that once the Marketing Period has commenced and been completed in accordance with the definitions thereof, there shall not be a subsequent Marketing Period hereunder). Parent shall provide the Company with drafts of all offering memoranda, bank books and other marketing materials for the Debt Financing with a reasonable time to review such materials, and, subject to Parent’s compliance with such obligation, the Company shall use commercially reasonable efforts to review such materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities (“Identified MNPI”). To the extent any Identified MNPI of the type contemplated by Section 5.14(b)(iii) is customarily included in offering memoranda or marketing materials for debt financing of the type contemplated by the Syndicated Commitment Letter, is reasonably requested by Parent to be included therein and is not information as to which the Company reasonably objects (such Identified MNPI, “Acceptable MNPI”), the Company shall file a Current Report on Form 8-K containing such Acceptable MNPI. Parent shall remove from such materials all Identified MNPI that is not Acceptable MNPI.

SECTION 5.15. Treatment of Company Notes.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts, upon Parent’s written request, to assist Parent in (v) maintaining the ratings coverage (but no specific rating) of the Company Notes as of the date of this Agreement, (w) preparing one or more notices of redemption for the outstanding aggregate principal amount of one or more series of the Company Notes, which notice of redemption shall (if permitted by the Indenture) be expressly conditioned on the occurrence of the Closing, in order to effect a redemption pursuant to the terms of the applicable Indenture, (x) commencing and conducting one or more consent solicitations, tender offers, exchange offers or offers to purchase (including with exit consents) with respect to one or more series of the Company Notes, the closing or effectiveness of each of which shall be expressly conditioned on the occurrence of the Closing, and which may be commenced at any time after the date of this Agreement as determined by Parent following reasonable consultation with the Company regarding timing and any relevant tender or consent deadlines, including, (i) requesting, and using commercially reasonable efforts to cause, the Company’s independent auditors to provide customary consents for use of their reports to the extent required in connection therewith, (ii) subject to the receipt of the requisite consents, executing (and using commercially reasonable efforts to cause the applicable trustee to execute) one or more supplemental indentures, which shall become effective upon execution thereof and, except with respect to the Company Rollover Notes to the extent requested by Parent, shall not become operative until the Closing, and (iii) furnishing any customary certificates, legal opinions or negative assurance letters in connection with any consent solicitation, (y) preparing one or more offers to purchase the Company Notes or offers to repurchase the Company Notes pursuant to a Change of Control Offer (as defined in the applicable Indenture), in each case, which offer shall be expressly conditioned on the occurrence of the Closing, and commencing one or more Change of Control Offers for one or more series of the Company Notes then outstanding, pursuant to the terms of the applicable Indenture; and (z) using commercially reasonable efforts to take such other actions consistent with the foregoing clauses (w), (x) and (y) required by the Company under any Indentures to facilitate the assumption, redemption or repayment of the Company Notes and the satisfaction and discharge of the Indentures to be performed by the Company as a result of the execution and delivery of this Agreement and the consummation of the Transactions; provided that the Company shall not be required to take any of the foregoing actions pursuant to clauses (w), (x), (y) and (z) prior to the No-Shop Period Start Date; provided, further, that each such action shall be conditioned on the occurrence of the Closing. The closing or effectiveness of any transaction described in clause (x) shall be conditioned on the occurrence of the Closing; provided that the consummation of any such transaction shall not be a condition to the Closing.

(b) The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any consent solicitation will be selected by Parent (and reasonably acceptable to the Company).

(c) Prior to the Closing, the Company (i) shall notify Parent reasonably promptly in writing in the event the applicable issuer of the Company Notes (the “Company Notes Issuer”) delivers or receives a notice of the occurrence of any Default or Event of Default under the Indentures and shall thereafter keep Parent reasonably informed of the actions being taken by the Company Notes Issuer to cure such Default or Event of Default and (ii) shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, voluntarily redeem, repurchase, defease, discharge or otherwise acquire any Company Notes, other than as requested by Parent pursuant to this Section 5.15.

(d) The reimbursement and indemnification obligations of Parent set forth in Section 5.14(d), including the applicability of the Financing Cooperation Expenses Cap, shall apply, mutatis mutandis, to any actions taken by the Company, its Subsidiaries or their respective Representatives at the request of Parent pursuant to Section 5.15(a) and (b).

Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.02(b) as applied to the Company’s obligations under this Section 5.15 shall be deemed satisfied unless the Company has knowingly and intentionally breached its obligations under this Section 5.15.

SECTION 5.16. Payoff of Company Existing Indebtedness. On or prior to the Closing Date (drafts of which shall have been delivered by the Company to Parent no later than three (3) Business Days prior to the Closing Date), the Company will have delivered to Parent: (1) one or more reasonable and customary payoff letters, in a form reasonably satisfactory to Parent, duly executed by the administrative agents or the lenders under Indebtedness set forth on Section 5.16 of the Company Disclosure Letter (such Indebtedness, the “Payoff Indebtedness”, and such letter(s), the “Payoff Letters”) providing for the payoff, discharge and termination of such Payoff Indebtedness and release of all security interests, Liens and guarantees with respect thereto and (2) reasonable and customary lien releases and guarantee terminations relating to such Payoff Indebtedness (including UCC-3 financing statements and intellectual property releases), in final form and substance reasonably satisfactory to Parent, sufficient to evidence the complete discharge and termination of all Liens, security interests and guarantees relating to such Payoff Indebtedness, subject to not being effective until receipt of payment by the holder of such Payoff Indebtedness.

SECTION 5.17. Transfer Taxes. Parent shall bear and timely pay all transfer, documentary, sales, use, sales and use, stamp, registration, value-added and recording Taxes and other similar Taxes and fees incurred in connection with this Agreement or the Transactions, and Parent shall prepare and timely file, at its expense, any Tax Returns and other documentation with respect to such Taxes and fees.

ARTICLE VI

Conditions to the Merger

SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) in the U.S. shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) (No Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 3.02(a) and (b) (Capitalization) shall be true and correct, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) Section 3.03 (other than with respect to clause (e) thereof) (Authority; Noncontravention), Section 3.18 (No Rights Agreement; Anti-Takeover Provisions), Section 3.19 (Opinion of Financial Advisors), and Section 3.20 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct does not have and would not, individually or in the aggregate, have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(d) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

SECTION 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

SECTION 6.04. Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article VI to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use in accordance with the terms of this Agreement its required efforts to cause the Closing to occur, in each case shall have been a principal cause of, or shall have been principally responsible for, the failure of any such condition.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to July 29, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or shall have been principally responsible for the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint in the U.S. having the effect set forth in Section 6.01(a) (No Restraints) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 6.02(a) (Company Representations) or Section 6.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Company shall not have cured such breach or failure to perform by the earlier of (x) the Outside Date and (y) the date that is 45 calendar days following receipt by the Company of written notice of such breach or failure to perform or comply from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if (A) the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change or (B) the Company shall have materially breached its obligations under Section 5.02(b);

(d) by the Company:

(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements set forth in this Agreement, which breach or failure to perform or comply (A) (x) would give rise, individually or in the aggregate, to a Parent Material Adverse Effect or (y) would give rise to the failure of a condition set forth in Section 6.03(a) (Parent Representations) or Section 6.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, either Parent or Merger Sub, as applicable shall not have cured such breach or failure to perform by the earlier of (x) the Outside

Date and (y) the date that is 45 calendar days following receipt by Parent of written notice of such breach or failure to perform or comply from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with the procedures set forth in Section 5.02(e)(II) (Takeover Proposals not solicited in violation of the non-solicitation provisions); provided that prior to or concurrently with, and as a condition to, such termination the Company pays or causes to be paid the applicable Company Termination Fee to the extent due and payable under Section 7.03(a) so long as Parent has timely provided the Company with wire instructions for such payment; or

(iii) if (A) all of the conditions set forth in Section 6.01 (Conditions to Each Party’s Obligations to Effect the Merger) and Section 6.02 (Conditions to the Obligations of Parent and Merger Sub) have been satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing and such conditions are actually satisfied on such date), (B) the Company has irrevocably confirmed by notice in writing to Parent that (1) all of the conditions set forth in Section 6.03 (Conditions to the Obligations of the Company) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing were to occur at such time) or that, the Company has irrevocably waived any such unsatisfied conditions in Section 6.03, (2) the Merger was required to be consummated pursuant to Section 1.02, and (3) the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three Business Days, and (C) the Merger shall not have been consummated by the later of (x) three Business Days after the delivery of such notice referred to in clause (B) and (y) the date on which the Closing is required to occur pursuant to Section 1.02; provided that, notwithstanding anything in Section 7.01(b)(i) (Termination after Outside Date) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such three Business Day period following the notice referred to in clause (B) above.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the penultimate sentence of Section 5.05 (Access to Information; Confidentiality), Sections 5.14(d) and 5.15(d) (Certain Financing Expense Reimbursement and Indemnification), this Section 7.02, Section 7.03 (Termination Fee) and Article VIII (Miscellaneous), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein) and the following sentence, no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement or from Fraud which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions and may include damages based on loss of the economic benefit of the Transactions to the parties hereto and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money). Notwithstanding the foregoing and notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 7.02), but subject in all respects to the Company’s right to specific performance and other equitable relief pursuant to, and subject to the limitations of, Section 8.08, from and after any termination of this Agreement, in no event or circumstance shall Parent, Merger Sub or any Parent Related Party have any monetary liability or obligation under this Agreement (including in respect of knowing and intentional breach) other than the obligation of Parent to pay the Parent Termination Fee, if and when due under Section 7.03(b) plus any Enforcement Expenses payable pursuant to Section 7.03(c) (subject to the Enforcement Expenses Cap) and Financing Cooperation Expenses payable pursuant to Section 5.14(d) and Section 5.15(d) (subject to the Financing Cooperation Expenses Cap), and the Company Related Parties hereby irrevocably waive and relinquish any other right to seek or recover any other losses, fees, costs, expenses or damages from Parent or any Parent Related Party.

SECTION 7.03. Termination Fee. (a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (Termination after Outside Date), Section 7.01(b)(iii) (Failure to receive Company Stockholder Approval), or Section 7.01(c) (Breach of Company Representations or Covenants); provided that (A) at the time of termination neither Parent nor Merger Sub is then in material breach of its representations, warranties, covenants or agreements under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.01(d)(i), (B) a bona fide Takeover Proposal shall have been publicly made, publicly proposed or otherwise publicly communicated by a third party, in each case, after the date of this Agreement and not publicly withdrawn at least three Business Days prior to the time this Agreement is terminated or the date of the Company Stockholders’ Meeting, in the case of termination pursuant to Section 7.01(b)(iii), and (C) within 12 months of the date this Agreement is terminated, the Company (1) enters into a definitive agreement with respect to a Takeover Proposal and any such Takeover Proposal is subsequently consummated (regardless of whether such consummation occurs within such 12 month period) or (2) consummates a Takeover Proposal; provided that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change; material breach of non-solicitation) or (B) by the Company pursuant to Section 7.01(d)(ii) (Entry into a Company Acquisition Agreement);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has timely provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with, and as a condition to, such termination or (z) in the case of Section 7.03(a)(i), simultaneously with the entry into a definitive agreement with respect to a Takeover Proposal or the consummation of the Takeover Proposal, as applicable, referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $227,000,000, except that “Company Termination Fee” shall mean a cash amount equal to $114,000,000 in the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii) (Entry into a Company Acquisition Agreement) in connection with entering into a Company Acquisition Agreement with:

(A) any Person at any time prior to the expiration of the Go-Shop Period, or

(B) any Excluded Party, following the expiration of the Go-Shop Period but prior to the termination of the Go-Shop Extension, or

(C) any Excluded Party within one Business Day following the expiration of the Notice Period referred to in the first proviso to Section 5.02(e) if such Excluded Party submitted the Takeover Proposal (or amendment or modification to a predecessor Takeover Proposal) giving rise to Parent’s match rights under the first proviso to Section 5.02(e) less than five Business Days prior to the expiration of the Go-Shop Extension.

For the avoidance of doubt, any determination as to whether any Person or group of Persons is an Excluded Party for the purposes of clause (A) above will be made at the time of submission of the applicable Takeover Proposal (or any amendment or modification to a predecessor Takeover Proposal) and for the purposes of clause (B) will be made at the time of termination of this Agreement and entry into the applicable Company Acquisition Agreement.

(b) In the event that (i) the Company shall terminate this Agreement pursuant to Sections 7.01(d)(i) (Breach of Parent Representations or Covenants) or 7.01(d)(iii) (Failure to Close), or (ii) Parent shall terminate this Agreement pursuant to Section 7.01(b)(i) (Termination after the Outside Date) and at such time the Company could have terminated this Agreement pursuant to either Sections 7.01(d)(i) or 7.01(d)(iii), then Parent shall pay or cause to be paid to the Company or its designee a termination fee of $473,000,000 in cash (the “Parent Termination Fee”) within two Business Days of such termination by wire transfer of same-day funds so long as the Company has timely provided Parent with wire instructions, it being understood that in no event shall Parent be obligated to pay or cause to be paid the Parent Termination Fee more than once.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a final and non-appealable judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (the foregoing obligations, the “Enforcement Expenses”); provided, that the Enforcement Expenses payable by a party pursuant to this Section 7.03(c) shall not exceed $5,000,000 in the aggregate (the “Enforcement Expenses Cap”).

(d) Subject in all respects to Section 7.02 and this Section 7.03, the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08(b) and the reimbursement and indemnification obligations of Parent under Section 7.03(c), Section 5.14(d) and Section 5.15(d), in the event this Agreement is terminated pursuant to this Article VII, and the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b) (it being understood, for the avoidance of doubt, that such Parent Termination Fee shall be payable to the Company solely in the circumstances described in Section 7.03(b)), payment of the Parent Termination Fee (plus any Enforcement Expenses payable pursuant to Section 7.03(c) (subject to the Enforcement Expenses Cap) and Financing Cooperation Expenses payable pursuant to Section 5.14(d) and Section 5.15(d) (subject to the Financing Cooperation Expenses Cap), in each case to the extent required to be paid) shall be the sole and exclusive monetary remedy (whether at Law, in equity, whether in contract or in tort or otherwise) of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (including Thrive Holdings and the Guarantor, collectively, the “Parent Related Parties”) for any losses, damages, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder (in any case, whether willfully, knowingly, intentionally, unintentionally or otherwise) or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Parent Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions. The Parent Termination Fee, Enforcement Expenses and Financing Cooperation Expenses shall be the maximum aggregate monetary liability of Parent, Merger Sub and the Parent Related Parties in the event that Parent or Merger Sub fails to consummate the Transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount. No Company Related Party shall be entitled to bring, and the Company shall cause all other Company Related Parties not to bring, and shall in no event support, facilitate or encourage, the bringing of any suit, action or other proceeding (under any legal theory, whether sounding in law or in equity) against a Parent Related Party with respect to, arising out of or in connection with the failure of the Closing to occur or for a breach or failure to perform hereunder, including in connection with the Financing or otherwise, and the Company shall cause any such suit, action or proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination, other than the Company’s receipt of the Parent Termination Fee, Enforcement

Expenses (subject to the Enforcement Expenses Cap) and Financing Cooperation Expenses (subject to the Financing Cooperation Expenses Cap) and a grant of specific performance pursuant to Section 8.08; provided, that, notwithstanding anything to the contrary herein, nothing in this Section 7.03(d) shall limit (1) the Company’s right to an order of specific performance against Parent and Merger Sub, as permitted by and subject to the requirements of Section 8.08, (2) the Company’s right to enforce the Equity Commitment Letter pursuant to the terms thereof, (3) the Company’s rights and remedies under the Guarantee against the Guarantor pursuant to the terms thereof and (4) the Company’s rights and remedies under the Nondisclosure Agreement in accordance with the terms thereof. Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03(c), in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the Company Termination Fee (plus any Enforcement Expenses payable pursuant to Section 7.03(c) (subject to the Enforcement Expenses Cap) to the extent required to be paid) shall be the sole and exclusive monetary damages remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any losses, damages, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of the Company’s knowing and intentional breach of this Agreement or Fraud. While each of the Company and Parent may pursue both a grant of specific performance in accordance with and subject to the limitations, as applicable, set forth in Section 8.08 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

(e) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(d) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that, except in the case of the Company’s knowing and intentional breach of this Agreement or Fraud, the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Party, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right, except in the case of the Company’s knowing and intentional breach of this Agreement or Fraud, to seek or recover, any monetary damages in excess of such amount. The parties acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but is each liquidated damages, in a reasonable amount that will compensate each party in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained; provided further that any modification or amendment of this proviso of Section 8.02, Section 8.04 (solely to the extent that it relates to the Debt Financing Sources Related Parties), clause (vi) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), clause (y) of the last sentence of Section 8.08(b), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.15 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or the definitions of Debt Commitment Letters, Debt Financing, Debt Financing Sources or Debt Financing Sources Related Parties, (or any other provision of this Agreement the amendment, modification, waiver or alteration of which has the effect of modifying any such provision listed in this proviso), in any such case that is adverse to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, have a Parent Material Adverse Effect). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void. Notwithstanding anything to the contrary in this Agreement, Parent or Merger Sub may transfer, pledge or assign any or all of its rights, interests, or obligations hereunder for collateral purposes to any financing sources (or agent therefor).

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Commitment Letters, the Nondisclosure Agreement and the Guarantee, and the other documents contemplated by the foregoing or any certificate, document or instrument delivered in connection herewith or therewith, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06; (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d) and the Company Related Parties set forth in Section 7.03(e); (v) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02, Section 7.03 and the last sentence of this Section 8.06, the right of the Company, as sole and exclusive representative for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (v) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to the stockholders of the Company), which are intended for the benefit of, and shall be enforceable by, the Persons referred to in clauses (i) through (v) above, and (vi) each Debt Financing Sources Related Party shall be a third-party beneficiary of, and may enforce, the proviso in Section 8.02, Section 8.04

(solely to the extent that it relates to the Debt Financing Sources Related Parties), this clause (vi) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), clause (y) of the last sentence of Section 8.08(b), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 8.15 (solely to the extent that it relates to the Debt Financing Sources Related Parties). Notwithstanding anything herein to the contrary, subject to Section 7.03 and prior to the Closing, the rights granted pursuant to clause (v) of this Section 8.06 and the provisions of Section 7.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the Transactions to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive representative for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided that, in such capacity as sole and exclusive representative for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive representative for the stockholders of the Company pursuant to clause (v) of this Section 8.06 and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party arising out of or relating to this Agreement or any Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party shall be governed by, construed and enforced in accordance with, the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of this Section 8.07(c) shall apply to any such legal action.

(d) Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally (x) agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York, (y) agrees that service of process upon any such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.10 and (z) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action, suit or proceeding in any such court.

SECTION 8.08. Specific Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. Subject to the express terms of this Agreement, the parties hereto acknowledge and agree that (x) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without posting of bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (y) the provisions set forth in Section 7.03 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (z) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement.

(b) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of Parent, Merger Sub or the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be available only if (i) all of the conditions set forth in Sections 6.01 and 6.02 are satisfied or have been waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time the written notice referred to in clause (iii) below is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) at the time when Closing would have been required to occur pursuant to Section 1.02, (ii) the Debt Financing and the Preferred Financing have been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in a written notice delivered to Parent that (A) all of the conditions set forth in Sections 6.01, 6.02 and 6.03 are satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time such written notice is delivered by the Company, capable of being satisfied if the Closing Date were the date of the receipt by Parent of such written notice and subject to the actual satisfaction of such conditions at the Closing) and (B) if specific performance is granted and the Equity Financing, the Preferred Financing and the Debt Financing are funded in accordance with the Commitment Letters, then the Company stands ready, willing and able to then consummate the Transactions on such date and through the end of the date such specific performance is granted (and the Company is actually so ready, willing and able during such period) and that it will take such actions required of it by this Agreement to cause the Closing to occur, and (iv) Parent and Merger Sub have failed to consummate the Closing prior to the third Business Day following the delivery of such confirmation specified in clause (iii) above (it being understood that the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the actual satisfaction of such conditions at the Closing) shall remain satisfied at the close of business on such third Business Day). The parties hereto agree not to assert that a remedy of specific enforcement is invalid or contrary to Law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that (x) any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction and (y) in no event shall the Company or any of its Affiliates be entitled to an injunction, specific performance, or any other equitable remedy to enforce or seek to enforce the Parent’s or any of its Affiliates’ rights to enforce specifically their respective rights under any debt commitment letter entered into in connection with the Debt Financing.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (without any “bounceback” or other notice of non-delivery) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

FLB Partners T, L.P.

The Puck Building

295 Lafayette Street, 7th Fl.

New York, NY 10012

Attention: Bruce Gottlieb, General Counsel

Email:   legal@thriveholdings.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David B. Feirstein, P.C.

     Patrick V. Salvo

     Andrew Norwich

Email:  david.feirstein@kirkland.com

    patrick.salvo@kirkland.com

      andrew.norwich@kirkland.com

and

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention: Christian A. Atwood, P.C.

Email:   christian.atwood@kirkland.com

If to the Company, to it at:

ADT Inc.

1501 Yamato Rd.

Boca Raton, FL 33431

Attention: David Smail, Executive Vice President & Chief Legal Officer

Email:   dsmail@adt.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Robert I. Townsend III

       Michael E. Mariani

      Jin-Kyu Baek

Email:   rtownsend@cravath.com

      mmariani@cravath.com

      jbaek@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable

Law. Notwithstanding the foregoing, the parties intend that the provisions relating to the remedies and limitations of liability set forth in Section 7.02, Section 7.03, Section 8.06 and Section 8.08 hereof shall be construed as integral provisions of this Agreement and that such provisions shall not be severable in any manner that increases any party’s or Parent Related Party’s liability or obligations hereunder or in connection with the Financing.

SECTION 8.12. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. Notwithstanding anything to the contrary in this Agreement, the direct and indirect portfolio companies of investment funds or entities advised or managed by Thrive Capital Management, LLC shall not be deemed to be Affiliates of Parent or Merger Sub, except (i) in the case of the definition of “Parent Related Parties,” (ii) for purposes of Section 5.04, (iii) for purposes of Section 8.15 and (iv) in the case of the definition of “Representatives.”

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010, and legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Apollo” means Apollo Global Funding, LLC and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its Affiliates.

“Approved Financing Source” means (x) any bank or financial institution (or any Affiliate of such bank or financial institution) that, as of the date hereof, is a party to the Company Credit Agreement or is ranked among the top twenty (20) mandated lead arrangers by volume in the applicable leveraged loans league table most recently published by either Bloomberg Finance L.P. or London Stock Exchange Group plc (or any of their respective Affiliates or successors) or (y) a Debt Financing Source that constitutes any commercial bank, investment bank, insurance company, finance company, or other financial institution that: (a) is organized under the laws of the United States, any member state of the European Union, the United Kingdom, Switzerland, Japan, Norway, or Canada; (b) is subject to prudential supervision by a recognized banking or financial regulatory authority and (c) maintains consolidated total assets of not less than $50 billion (or the equivalent thereof in another currency) as reflected in its most recent audited financial statements and maintains investment-grade long term unsecured debt rating, in the case of this clause (c), determined as of the date that such Debt Financing Source enters into the Fully Committed Syndicated Commitment Letter.

“Atlas” means Atlas SP Partners, L.P.

“Available Funding Amounts” means, without duplication, the amount of the Equity Financing, the Preferred Financing, the rollover of the Company Rollover Notes (to the extent such Company Rollover Notes are not required to be purchased or repaid in connection with the Transactions), available cash of the Company and its Subsidiaries and other sources of funding that would be available to Parent on the Closing Date to satisfy the Financing Uses and which have conditions to availability that are no more restrictive than those applicable to the Debt Financing.

“Backstop Commitment Letter” means the debt commitment letter providing, initially, for a 100% commitment by Apollo and Atlas (subject to their respective rights to syndicate as permitted therein), dated as of the date of this Agreement, pursuant to which the Debt Financing Sources party thereto have committed to provide the Debt Financing set forth therein.

“Backstop Trigger Event” means, at any time prior to the termination of the Backstop Commitment Letter and unless another time is agreed to in writing by Parent and the Company, the earliest to occur of (a) 11:59 p.m., New York City time, on December 31, 2026, if prior to such time the Fully Committed Syndicated Commitment Letter shall not have become effective, (b) the date on which the Syndicated Commitment Letter is terminated in accordance with its terms (other than in connection with the funding thereof) and (c) the date, if any, on which Parent notifies the Company in writing that it has elected for the Debt Financing to be provided pursuant to the Backstop Commitment Letter.

“Burdensome Condition” means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Remedial Action) that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Parent, Thrive Holdings, the Company and their respective Subsidiaries and Affiliates, taken as a whole; provided, however, that, for this purpose, Parent, Thrive Holdings, the Company and their respective Subsidiaries and Affiliates, taken as a whole, both before and after giving effect to the Merger, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its Subsidiaries, taken as a whole as of the date of this Agreement.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Company or any of its Subsidiaries.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date of this Agreement.

“Company Credit Agreement” means the Twenty-First Amended and Restated First Lien Credit Agreement, dated as of July 1, 2015, by and among Prime Security Services Holdings, LLC, a Delaware limited liability company, Prime Security Services Borrower, LLC, a Delaware limited liability company, The ADT Security Corporation, a Delaware corporation, the other subsidiary loan parties party thereto and Barclays Bank PLC, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of October 28, 2025, by and among Prime Security Services Holdings, LLC, a Delaware limited liability company, Prime Security Services Borrower, LLC, a Delaware limited liability company, The ADT Security Corporation, a Delaware corporation, the other lenders party thereto and Fifth Third Bank, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company IT Assets” means the IT Assets owned by or used by or on behalf of the Company or any of its Subsidiaries in the operation of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties, assignments or other documents related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any Leased Real Property.

“Company Notes” means the Company’s (a) 3.375% First-Priority Senior Secured Notes due 2027, (b) 4.125% First-Priority Senior Secured Notes due 2029, (c) 4.875% First-Priority Senior Secured Notes due 2032, (d) 5.875% First-Priority Senior Secured Notes due 2033 and (e) 4.875% Notes due 2042.

“Company Rollover Notes” means the Company Notes described in clauses (b) through (e) of the definition thereof.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation or liability with respect to, other than any Multiemployer Plan, any Collective Bargaining Agreement or any plan, program, policy, agreement or arrangement maintained solely by a Governmental Authority and to which contributions by the Company or any of its Subsidiaries are mandated by applicable Law.

“Company RSU” means a restricted stock unit with respect to Company Common Stock.

“Company Stock Option” means an option to purchase shares of Company Common Stock.

“Compliant” means, with respect to Syndicated Financing Materials, that (a) such Required Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such Required Financing Information not misleading in light of the circumstances under which it was made available (giving effect to all supplements and updates provided therewith); (b) such Required Financing Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Financing Information (other than such provisions for which compliance is not customary in a “Rule-144A-for-life” offering of non-convertible high-yield debt securities of such type or is otherwise expressly excluded pursuant to the terms of this Agreement); and (c) the financial statements and other financial information included in such Required Financing Information that is available to Parent on the first day of the Marketing Period would be sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period and would not become “stale” or otherwise be unusable under customary practices for “Rule-144A-for-life” offerings of non-convertible high-yield debt securities on any day during the eighteen (18) consecutive Business Day period beginning on such date and are sufficient to permit the Company’s independent auditors to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurances and change period, in order to consummate any “Rule-144A-for-life” offering of non-convertible high-yield debt securities on any day during the Marketing Period (and such auditors have confirmed they are prepared to issue such customary comfort letters subject to their completion of customary procedures).

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other legally binding agreement (whether written or oral).

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including, without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, mortgages and other security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency (including a solvency certificate in the form attached to the Debt Commitment Letter) and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Debt Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable

“know-your-customer” and anti-money laundering rules and regulations, including, but not limited to, the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank) and control agreements) as are reasonably requested by Parent or its Debt Financing Sources.

“Debt Financing Sources” means the Persons that have committed to provide or arrange, or have otherwise entered into agreements in connection with, any Debt Financing (including any Alternative Financing), or that have agreed to purchase or place securities, or arrange or provide loans, in lieu of all or any portion of the Debt Financing, in each case, in connection with the Transactions, including the parties to any Debt Commitment Letter, Fee Letter, joinder agreement, engagement letter, fee credit letter, purchase agreement, note purchase agreement, indenture or credit agreement entered into pursuant thereto or relating thereto, together with their respective successors and assigns, and in each case whether or not any commitment of such Person has been reduced, terminated or replaced.

“Debt Financing Sources Related Party” means the Debt Financing Sources and the Preferred Financing Sources together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.

“Domain Name” has the meaning set forth in the definition of Intellectual Property.

“Equity Plans” means, collectively, the Company’s 2016 Equity Incentive Plan and the 2018 Omnibus Incentive Plan, each as may be amended from time to time, and any awards granted as “inducement grants” under relevant stock exchange rules.

“Equity-Based Awards” means, collectively, Company RSUs and Company Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period (for the avoidance of doubt, not including during any Go-Shop Extension), a Takeover Proposal that the Board of Directors of the Company or any committee thereof determines, in good faith and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Takeover Proposal submitted by such Person is withdrawn or terminated or the Board of Directors of the Company (or any duly authorized committee thereof) determines that such Takeover Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal. A Person or group of Persons shall cease to be an Excluded Party when the condition set forth in the parenthetical in the immediately preceding sentence is no longer satisfied with respect to such Person or group of Persons and the Board of Directors of the Company receives written notice thereof.

“Financing Cooperation Expenses” means the costs and expenses payable by Parent (or its Affiliates) pursuant to Section 5.14(d) and Section 5.15(d).

“Financing Cooperation Expenses Cap” means $3,000,000.

“Fraud” means Delaware common law fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV or the certificate delivered pursuant to Section 6.02(c) or Section 6.03(d), as applicable.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational or arbitral body (public or private).

“Hazardous Substances” means any materials, substances, chemicals or wastes that are defined, classified or otherwise regulated as hazardous or toxic, or as a pollutant or contaminant under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indenture” means each of the following (collectively, the “Indentures”): (a) that certain Indenture, dated as of July 5, 2012, by and among The ADT Corporation and Wells Fargo Bank, National Association, as trustee; (b) that certain Indenture, dated as of May 2, 2016, by and among Prime Security One MS, Inc. and Wells Fargo Bank, National Association, as trustee; (c) that certain Indenture, dated as of August 20, 2020, by and among Prime Security Services Borrower, LLC, Prime Finance Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee; (d) that certain Indenture, dated as of July 29, 2021, by and among The ADT Security Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee; and (e) that certain Indenture, dated as of October 15, 2025, by and among The ADT Security Corporation, the guarantors party thereto and Computershare Trust Company, N.A., as trustee, in each case as amended or supplemented from time to time.

“Intellectual Property” means the following, in any and all countries: (a) patents, utility models and industrial designs, and all applications and issuances therefor, together with all reissuances, divisionals, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto (“Patent”); (b) trademarks, trade names, service marks, trade dress or other indicia of origin, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing (“Trademark”); (c) copyrights and all applications and registrations therefor (“Copyright”); (d) all registrations of internet domain names (“Domain Name”); (e) rights in Software; (f) any trade secrets and rights in inventions, know-how or other confidential and proprietary information (“Trade Secret”); and (g) any other intellectual property arising in any jurisdiction.

“Intervening Event” means any effect, change, event, fact, circumstance, occurrence or development with respect to the Company and its Subsidiaries, taken as a whole, that, irrespective of when such effect, change, event, fact, circumstance, occurrence or development occurred, was not known or reasonably foreseeable by the Board of Directors of the Company (or if known to the Board of Directors of the Company, the consequences of which were not known or reasonably foreseeable as of the date of this Agreement) as of or prior to the date of this Agreement, which becomes known prior to the Company Stockholders’ Meeting; provided that, in no event shall any of the following constitute an Intervening Event: (a) the receipt, existence or terms of any Takeover Proposal or offer, inquiry or proposal that could reasonably lead to a Takeover Proposal, (b) any change in the market price, trading volume or ratings of any securities or Indebtedness of the Company or any of its Subsidiaries and (c) the fact that the Company meets or exceeds, or fails to meet or exceed, internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (b) and (c) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) or the consequences of any of the foregoing.

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology and communication systems and networks, including hardware, Software, computer systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of any of the officers or directors of Parent or Merger Sub.

“Leased Real Property” means any real property that is leased, subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case, whether as tenant, subtenant or licensee) that (a) provides for annual base rental payments in excess of $250,000 or (b) is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

“Lien” means any pledge, lien, charge, license, encumbrance or security interest of any kind or nature.

“Marketing Period” means the first period of eighteen (18) consecutive Business Days after the earlier of (x) December 31, 2026 and (y) solely if the Backstop Trigger Event has not occurred, the date on which the Fully Committed Syndicated Commitment Letter becomes effective, in either case, throughout which (i) Parent has received the applicable Required Financing Information and solely in the case of Syndicated Financing Materials, such Required Financing Information remains Compliant during such eighteen (18) consecutive Business Day period and (ii) (A) all of the conditions set forth in Article VI (other than Section 6.01(c)) have been satisfied or waived (other than conditions that by their nature can only be satisfied on the Closing Date) and no event has occurred and no condition exists that would cause any of the conditions set forth in Article VI (other than Section 6.01(c)) not to be satisfied (other than conditions that by their nature can only be satisfied on the Closing Date) assuming that the Closing were to be scheduled at any time during such eighteen (18) Business Day period and (B) commencing no earlier than the eighth Business Day prior to the Company Stockholders Meeting (for the avoidance of doubt, in the case of this clause (B), (I) if the Marketing Period would end after February 11, 2027, the Marketing Period shall not start until Required Financing Information that is Compliant, including audited financial statements for the year ended December 31, 2026, has been delivered and (II) in the event that any Company Stockholder meeting is adjourned, cancelled or postponed, the Marketing Period as then in effect shall terminate and a new Marketing Period shall commence on the eighth Business Day prior to the Company Stockholders Meeting as rescheduled), or, in the case of this clause (ii), if earlier, the date on which Parent in its sole discretion notifies the Company that it intends to commence the Marketing Period; provided that (A) November 26, 2026, November 27, 2026, January 18, 2027, February 15, 2027, May 31, 2027, June 18, 2027, July 4, 2027 and July 5, 2027 shall not constitute Business Days for purposes of calculating the Marketing Period (provided, however, that such exclusion shall not restart such period) and (B) solely in the case of Syndicated Financing Materials, if the Marketing Period has not been completed on or prior to December 18, 2026, the Marketing Period shall not commence until January 4, 2027; and provided, further, that the Marketing Period shall not be deemed to have commenced if, solely in the case of Syndicated Financing Materials, prior to the completion of such eighteen (18) consecutive Business Day period, (x) the auditor of the applicable audited financial statements of the Company has withdrawn, or has notified Parent in writing that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Required Financing Information (in which case such eighteen (18) consecutive Business Day period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable)), (y) the Company shall have publicly announced any intention, or the board of directors of the Company shall have determined, to restate any financial statements included in the Required Financing Information (in which case such eighteen (18) consecutive Business Day period shall not commence unless and until such restatement has been completed and the applicable Required Financing Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP) or (z) any Required Financing Information that constitutes Syndicated Financing Materials would not be Compliant at any time during such eighteen (18) consecutive Business Day period or otherwise ceases to meet the requirements of “Required Financing Information” as defined, in which case such eighteen (18) Business Day period shall not commence or be deemed to commence unless and until, at the earliest, such Required Financing Information is Compliant and meets the definition of “Required Financing Information” (it being understood that if any Required Financing Information provided at the commencement of such eighteen (18) Business Day period ceases to be Compliant or meet the definition of “Required Financing Information” during such eighteen (18) Business Day period, then such eighteen (18) Business Day period will be deemed not to have commenced). If the Company reasonably and in good faith believes that it has delivered the Required Financing Information to Parent and that the Marketing Period has commenced, the Company shall deliver to Parent a written notice setting forth the date on which it believes the delivery of the Required Financing Information was completed and the Marketing Period commenced, and, subject to the foregoing provisos, the Marketing Period will be deemed to have commenced as of the date of delivery of such notice, unless Parent reasonably and in good faith believes that the Marketing Period has not commenced and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company describing with reasonable specificity the reason(s) that Parent disagrees with the notice delivered by the Company.

“Material Adverse Effect” means any effect, change, event or occurrence that has, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy, inflation, tariffs, sanctions, trade policies or trade wars, or (B) to the extent arising out of, resulting from or attributable to (1) any change in Law or in GAAP, or any change in the interpretation or enforcement of any of the foregoing, in each case after the date of this Agreement, or any change in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(e) and 3.04 or the condition to closing in Section 6.02(a) as it relates to any such representation or warranty), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests, terrorism (including cyberterrorism or cyberattacks not specifically directed at the Company or its Subsidiaries), or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, or other force majeure events, (5) (x) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement, (y) any action taken by the Company or its Subsidiaries with Parent’s express written consent or at Parent’s express written request, or (z) the failure to take any action by the Company or its Subsidiaries if that action is expressly prohibited by this Agreement (provided, that this clause (z) shall not apply to any action omitted to be taken pursuant to Section 5.01 unless the Company has requested to take an action prohibited by Section 5.01 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all land, together with all buildings and other structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms hereof.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permitted Liens” means (a) easements, rights-of-way, encroachments, restrictions, conditions, minor title defects and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, (c) statutory Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, (d) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens granted or which arise in the ordinary course of business and that are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (e) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (f) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders,

Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (g) non-exclusive licenses granted to third parties in the ordinary course of business, (h) Liens discharged at or prior to the Effective Time, (i) purchase money Liens securing obligations under finance lease arrangements, (j) terms, conditions and restrictions under leases, subleases, licenses or occupancy agreements, including statutory Liens of landlords, affecting any leased real property, none of which materially impairs the present use of such leased real property, (k) Liens that have been placed by any developer, landlord or other third party on leased real property or property over which the Company or any of its Subsidiaries have easement rights and any subordination or similar agreements relating thereto, (l) any matters shown by a current, accurate survey or physical inspection of real property and (m) such other Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information relating to an identified or identifiable natural person and any other information that is defined as “personal data,” “personal information,” “personally identifiable information,” “biometric data,” or any related or similar term under applicable Law. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Preferred Financing Sources” means the Persons that have committed to provide or arrange, or have otherwise entered into agreements in connection with, any Preferred Financing in connection with the Transactions, including the parties to the Preferred Commitment Letter and any subscription agreement, certificate of designation, joinder agreement or similar agreement entered into pursuant thereto or relating thereto, together with their respective successors and assigns, and in each case whether or not any commitment of such Person has been reduced, terminated or replaced.

“Privacy Laws” means all applicable Laws regulating the privacy, collection, use, access, protection, security, deletion, selling, sharing, disclosure or other processing of Personal Information.

“Receivables Facility” means the receivables purchase facility evidenced by the Receivables Purchase Agreement, dated as of March 5, 2020, by and among ADT LLC, ADT Finance LLC, the various purchasers and purchaser agents from time to time party thereto and Mizuho Bank, Ltd. (as may be amended, restated or otherwise modified from time to time).

“Registered Company Intellectual Property” means all Patent registrations and applications therefor, Trademark registrations and applications therefor, Copyright registrations and applications therefor and Domain Name registrations included in the Owned Company Intellectual Property.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Financing Information” means (a) if the Backstop Trigger Event shall have occurred, (x) the financial statements described in Paragraph 9 of Exhibit D of the Backstop Commitment Letter (it being understood that such obligation may be satisfied with the filing of such financial statements with the SEC) and (y) the Lender Marketing Materials in respect of the Backstop Commitment Letter (the information set forth in this clause (a) being, “Backstop Financing Materials”) or (b) in the event that the Backstop Trigger Event shall not have occurred (the information set forth in this clause (b) being, “Syndicated Financing Materials”), (i) the financial statements described in Paragraph 9 of Exhibit E of the Syndicated Debt Commitment Letter (it being understood that such obligation may be satisfied with the filing of such financial statements with the SEC) and all other financial, business and other information of the Company to the extent required in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods customarily included in an offering memorandum used in a “Rule-144A-for-life” offering of non-convertible high-yield debt securities (including all audited financial statements, all unaudited financial statements (which will have been reviewed by the Company’s independent auditors as provided in AS 4105)), it being agreed that the timely filing of the Company’s Form 10-K or Form 10-Q in accordance with the Company’s obligations under the Exchange Act will be deemed to satisfy clause (a) and this clause (b); (ii) such other financial information regarding the Company (x) as may be reasonably requested by Parent to the extent such information is of the type and form customarily included in an offering memorandum for a “Rule-144A-for-life” offering of non-convertible high-yield debt securities (including, “flash” or “recent developments” financial information for such period to the extent reasonably requested by Parent for disclosure and reasonably reliable and readily available without unreasonable effort in such an offering memorandum customary for a “Rule 144A for life” offering of non-convertible high yield debt securities; or (y) as otherwise necessary to receive from the independent auditors of the Company customary “comfort” (including customary “negative assurance” and change period comfort) with respect to the financial information of the Company to be included in such offering memorandum together with drafts of customary comfort letters compliant with AS 6101, including customary “negative assurance” and change period comfort, with respect to the historical financial statements (and pro forma financial information to the extent customary and with respect to the Company’s information only) of the Company and periods following the end of the latest fiscal year or fiscal quarter, as applicable, for which historical financial statements are included in the applicable offering documents, in each case from the independent auditors of the Company, together with customary auditor consents and management representation letters, and confirmation that such auditors are prepared to deliver such comfort letters upon the “pricing” and “closing” of such offering upon completion of customary procedures during the Marketing Period and (iii) to the extent reasonably requested in writing by Parent, such financial and related information regarding the Company and its Subsidiaries as is necessary to permit Parent to prepare a customary “public side” and “private side” bank book regarding the business of the Company and its Subsidiaries, in each case, to the extent required for the Debt Financing and required by the Debt Commitment Letters, together with customary authorization and representation letters duly executed on behalf of the Company and its Subsidiaries authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy in all material respects of the information relating to the Company and its Subsidiaries contained therein (which authorization and representation letters will become effective before the Effective Time) (this clause (iii) being “Lender Marketing Materials”).

“Revolving Credit Facility” means the revolving credit facility established under the Company Credit Agreement.

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of comprehensive Sanctions (at present, Cuba, Iran, North Korea, and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means any Person that is (a) listed on any Sanctions-related list of designated or blocked persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or the Government of Venezuela, (b) located, organized, or ordinarily resident in a Sanctioned Country, (c) in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)–(b) or (d) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the European Union and enforced by its member states, the United Nations, and His Majesty’s Treasury including limits on engaging with Sanctioned Persons or Sanctioned Countries.

“Software” means software, firmware, applications, programs, models (including artificial intelligence models and software implementations thereof), algorithms, operating systems, middleware, application programming interfaces (APIs), software development kits (SDKs) and any other computer software or code in any form (including source code and object code) or medium and including (a) data, databases, and collections of data and (b) documentation relating to any of the foregoing.

“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.

“Syndicated Commitment Letter” means the debt commitment letter providing the Debt Financing described therein by Apollo (and, for the avoidance of doubt, which is not the Backstop Commitment Letter), dated as of the date of this Agreement, pursuant to which the Debt Financing Sources party thereto (including any Approved Financing Sources that become party thereto pursuant to any amendment and restatement or joinder thereto, to the extent permitted hereby) have committed to provide, among other things, Debt Financing of the type contemplated therein.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and statements relating to Taxes, including any schedules and attachments thereto and any amendments thereof, in each case required or permitted to be filed with any Governmental Authority.

“Taxes” means all U.S. federal, state, local, or non-U.S. taxes or similar duties, fees or charges or assessments thereof imposed by a Governmental Authority, in each case in the nature of a tax, including any income, gross receipts, capital stock, franchise, profits, withholding, social security, employment, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, capital, documentary, goods and services, harmonized sales, intangible, mortgage, payroll, production, recording, rent, windfall profits, gains, inventory, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Thrive Holdings” means FLB Partners T, L.P., a Delaware limited partnership.

“Trade Secret” has the meaning set forth in the definition of Intellectual Property.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.

The following terms are defined in the Section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(f)
Action	3.07
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
Alternative Financing	5.14(g)
Announcement	5.04
Appraisal Shares	2.06(a)
Balance Sheet Date	3.05(c)

Terms Not Defined in this Section 8.12	Section
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Share	2.01(c)
Capitalization Date	3.02(a)
Certificate of Merger	1.03
Citi	3.19(a)
Claim	5.06(c)
Class B Common Stock	Recitals
Closing	1.02
Closing Date	1.02
Commitment Letters	4.05(a)
Common Stock	Recitals
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company ERISA Affiliate	3.10(c)
Company Multiemployer Plan	3.10(d)
Company Preferred Stock	3.02(a)
Company Related Parties	7.03(d)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Option	2.03(b)
Company Stockholder Approval	3.03(c)
Company Stockholders’ Meeting	5.12(b)
Company Termination Fee	7.03(a)(ii)
Consent	5.03(a)
Contingent Cash Award	2.03(c)
Continuing Employee	5.07(a)
Debt Commitment Letter	4.05(a)
Debt Financing	4.05(a)
DGCL	Recitals
DOJ	5.03(d)
DPA	4.13
DTC	2.02(b)(i)
Effective Time	1.03
Environmental Laws	3.12
Equity Financing	4.05(a)
Equity Commitment Letter	4.05(a)
Equity Commitment Party	4.05(a)
Exchange Act	3.04
Exchange Fund	2.02(a)
Excluded Information	5.15(b)(ix)
Fee Letters	4.05(b)

Terms Not Defined in this Section 8.12	Section
Filed SEC Documents	Article III
Financing	4.05(a)
Financing Uses	4.05(e)
FTC	5.03(e)
Go-Shop Extension	5.02(a)
Go-Shop Period	5.02(a)
Goldman Sachs	3.19(b)
Guarantee	4.06
Guarantor	Preamble
Indebtedness	5.01(b)(v)
Indemnitee	5.06(a)
Inside Date	1.02
Judgment	3.07
Laws	3.08(a)
Lookback Date	3.05(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
No-Shop Period Start Date	5.02(b)
Nondisclosure Agreement	5.05
NYSE	3.04
Outside Date	7.01(b)(i)
Parent	Preamble
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Paying Agent	2.02(a)
Payoff Indebtedness	5.16
Payoff Letters	5.16
Permits	3.08(b)
Proxy Statement	3.04
Remedial Action	5.03(e)
Restraints	6.01(a)
SEC	3.04
Secretary of State of Delaware	1.03
Securities Act	3.02(d)
Senior Service Provider	5.01(b)(xii)
Share Certificate	2.01(c)
Superior Proposal	5.02(h)
Surviving Corporation	1.01
Takeover Law	3.21(b)
Takeover Proposal	5.02(g)
Top Vendors	3.21
U.S.	2.02(a)

SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14. Performance Guaranty. As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to the Company the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement, including any obligations required to be performed after the Effective Time by the Surviving Corporation.

SECTION 8.15. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of Parent, Merger Sub and the Company acknowledges and agrees, on behalf of itself and the Parent Related Parties or Company Related Parties, as applicable, that (i) none of the Debt Financing Sources Related Parties shall have any liability to the Company or any of its equityholders and Affiliates relating to or arising out of this Agreement or the Debt Financing and (ii) no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, including any Debt Commitment Letter, shall be had against, and no rights or claims shall be asserted against, any Person that is not a party to this Agreement or the applicable document, including any past, present or future director, officer, partner, agent or employee of Parent, Merger Sub, Guarantor, the Company or any of their respective Affiliates or assigns, any Debt Financing Sources Related Parties or any other guarantor not a party hereto or thereto, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, partner, agent or employee of (x) Parent, the Company, Guarantor or of any Affiliate or assignee thereof, as such, or (y) any Debt Financing Sources Related Party, in each case, solely for any obligation under this Agreement or any documents or instruments delivered in connection with this Agreement, including any Debt Commitment Letter, for any claim based on, in respect of or by reason of such obligations or their creation or the performance of services thereunder; provided, however, that, notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify (i) the rights and obligations of any Debt Financing Sources Related Parties’ obligations to Parent, Merger Sub or Guarantor, as applicable, under any Debt Commitment Letter or (ii) the rights of Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries against the Debt Financing Sources Related Parties under any Debt Commitment Letter or any Debt Financing Documents with respect to the Debt Financing following the Closing.

SECTION 8.16. Interpretation. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Floreo” electronic datasite hosted by Intralinks on behalf of the Company at least one Business Day prior to the date of this Agreement or (B) included in the Filed SEC Documents. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. References to equity securities, equity interests or any derivation thereof or similar concept contained herein means any share, share capital, capital stock, partnership, membership, joint venture or similar equity or equity-like interest of any kind or nature (including any share or stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ABODE PARENT, LLC

by	/s/ Joshua Kushner
Name: Joshua Kushner
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ABODE MERGER SUB, INC.

by	/s/ Joshua Kushner
Name: Joshua Kushner
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ADT INC.

by	/s/ James D. DeVries
Name: James D. DeVries
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Certificate of Incorporation of the Surviving Corporation

[attached]